UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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JOHNSON CONTROLS INTERNATIONAL PUBLIC LIMITED COMPANY

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

WEDNESDAY, MARCH 7, 2018

THE MERRION HOTEL, 24 UPPER MERRION STREET, DUBLIN 2, IRELAND

NOTICE IS HEREBY GIVEN that the 2018 Annual General Meeting of Shareholders of Johnson Controls International plc will be held on March 7, 2018 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland at 3:00 pm, local time for the following purposes:

Ordinary Business

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2019:

(a) Natalie A. Black	(b) Michael E. Daniels	(c) W. Roy Dunbar
(d) Brian Duperreault	(e) Simone Menne	(f) George R. Oliver
(g) Juan Pablo del Valle Perochena	(h) Jürgen Tinggren	(i) Mark Vergnano
(j) R. David Yost	(k) John D. Young

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Special Business

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (special resolution).

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.

6.	To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital.

7.	To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (special resolution).

8.	By separate resolutions to approve (a) the reduction of Company capital and (b) a clarifying amendment to the Company’s Articles of Association to facilitate the capital reduction (special resolutions).

9.	To act on such other business as may properly come before the meeting or any adjournment thereof.

This notice of annual general meeting and proxy statement and the enclosed proxy card are first being sent on or about January 19, 2018 to each holder of record of the Company’s ordinary shares at the close of business on January 3, 2018. The record date for the entitlement to vote at the Annual General Meeting is January 3, 2018 and only registered shareholders of record on such date are entitled to notice of, and to attend and vote at, the Annual General Meeting and any adjournment or postponement thereof. During the meeting, management will also present the Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2017. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally, even though they have sent in proxies. In addition to the above resolutions, the business of the Annual General Meeting shall include prior to the proposal of the above resolutions, the consideration of the Company’s statutory financial statements and the report of the directors and of the statutory auditors and a review by the shareholders of the Company’s affairs.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 and our Irish Statutory Accounts are available to shareholders at www.proxyvote.com and are also available in the Investor Relations section of our website at www.johnsoncontrols.com.

By Order of the Board of Directors,

John Donofrio

Executive Vice President and General Counsel

January 19, 2018

PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE PROXY PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; SUBMIT A LATER-DATED PROXY; OR ATTEND AND VOTE PERSONALLY AT THE MEETING.

ANY SHAREHOLDER ENTITLED TO ATTEND AND VOTE AT THE MEETING MAY APPOINT ONE OR MORE PROXIES USING THE ENCLOSED PROXY CARD (OR THE FORM IN SECTION 184 OF THE COMPANIES ACT 2014) TO ATTEND, SPEAK AND VOTE ON THAT SHAREHOLDER’S BEHALF. THE PROXY NEED NOT BE A SHAREHOLDER. PROXIES MAY BE APPOINTED VIA THE INTERNET OR PHONE IN THE MANNER SET OUT IN THE ENCLOSED PROXY CARD. ALTERNATIVELY THEY MAY BE APPOINTED BY DEPOSITING THE ENCLOSED PROXY CARD (OR OTHER VALID SIGNED INSTRUMENT OF PROXY) WITH JOHNSON CONTROLS INTERNATIONAL PLC C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NY 11717 BY 5:00 P.M., EASTERN STANDARD TIME, ON MARCH 6, 2018 (WHICH WILL THEN BE FORWARDED TO JOHNSON CONTROLS INTERNATIONAL PLC’S REGISTERED ADDRESS ELECTRONICALLY) OR WITH JOHNSON CONTROLS INTERNATIONAL PLC, ONE ALBERT QUAY, CORK, IRELAND BY 5:00 P.M. LOCAL TIME ON MARCH 6, 2018. IF YOU WISH TO APPOINT A PERSON OTHER THAN THE INDIVIDUAL SPECIFIED IN THE ENCLOSED PROXY CARD, PLEASE CONTACT OUR COMPANY SECRETARY AND ALSO NOTE THAT YOUR NOMINATED PROXY MUST ATTEND THE MEETING IN PERSON IN ORDER FOR YOUR VOTES TO BE CAST.

Unless we have indicated otherwise, in this proxy statement references to the “Company,” “Johnson Controls”, “we,” “us,” “our” and similar terms refer to Johnson Controls International plc and its consolidated subsidiaries.

2018 Proxy Statement	i

PROXY STATEMENT SUMMARY

Annual General Meeting

Time and Date:	3:00 pm, local time, on March 7, 2018

Place:	The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland

Record Date:	January 3, 2018

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the Annual General Meeting

Admission:	All shareholders are invited to attend the Annual General Meeting. Registration will commence on the day of the meeting.

Proposals to be Voted Upon

Board Recommendation

1. Elect, by separate resolution, each nominee to the Board of Directors.	FOR each nominee

2.    To approve and ratify, by separate resolutions, the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

FOR

3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.	FOR

4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares.	FOR

5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.	FOR

6. To approve the Directors’ authority to allot shares up to approximately 33% of issued share capital	FOR

7. To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital	FOR

8. To approve (a) the reduction of Company capital and (b) a clarifying amendment to the Company’s Articles of Association to facilitate the capital reduction	FOR both 8(a) and 8(b)

The Nominees to our Board of Directors

We are asking you to vote FOR all the director nominees listed below. All current directors except Mr. del Valle Perochena attended at least 90% of the Board and committee meetings on which he or she sits. Mr. del Valle Perochena attended 70% of such meetings, and did not attend at least 75% of the meetings due to his absence from one Board and one committee meeting to be present at the birth of his child. Detailed information regarding these individuals, along with all other Board nominees, is set forth under Proposal Number One. Summary information is set forth below.

2018 Proxy Statement	1

Nominee and Principal Occupation	Age	Director Since	Independent	Current Committee Membership
Natalie A. Black Retired Senior Vice President and Chief Legal Officer of Kohler	67	2016	✓	Governance (chair); Executive
Michael E. Daniels Retired Senior Vice President of Global Technology at IBM	63	2010	✓	Compensation (chair); Executive
W. Roy Dunbar Founder and Chief Executive Officer, Sustainable Star, LLC	56	2017	✓	Compensation
Brian Duperreault President and Chief Executive Officer of AIG	70	2016	✓	Governance
Simone Menne Chief Executive Officer, Boehringer Ingelheim	57	N/A	✓	N/A
George R. Oliver Chairman and Chief Executive officer of Johnson Controls	57	2012		Executive
Juan Pablo del Valle Perochena Chairman of Mexichem	45	2016	✓	Governance
Jürgen Tinggren Former Chief Executive Officer and Director of Schindler Group	59	2014	✓	Audit (chair); Executive
Mark Vergnano President, Chief Executive Officer and Director, The Chemours Company	59	2016	✓	Audit
R. David Yost Former Chief Executive Officer of AmerisourceBergen	70	2009	✓	Compensation
John D. Young Group president of Pfizer Innovative Health	53	2017	✓	Audit

Non-Binding Advisory Vote on Executive Compensation

Proposal number five is our annual advisory vote on the Company’s executive compensation philosophy and program. Detailed information regarding these matters is included under the heading “Compensation Discussion & Analysis,” and we urge you to read it in its entirety. Our compensation philosophy and structure for executive officers remains dedicated to the concept of paying for performance and continues to be heavily weighted with performance-based awards.

2	2018 Proxy Statement

AGENDA ITEMS

PROPOSAL NUMBER ONE – ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board has nominated for election at the Annual General Meeting a slate of 11 nominees, all of whom, except Ms. Simone Menne, currently serve on our Board. Biographical information regarding each of the nominees is set forth below. We are not aware of any reason why any of the nominees will not be able to serve if elected. The term of office for members of the Board of Directors commences upon election and terminates upon completion of the first Annual General Meeting of Shareholders following election. David P. Abney, who has served as a director since September 2016, has informed the Board of Directors of his decision to not stand for reelection. Mr. Abney will retire from the Board effective as of the conclusion of the Company’s 2018 Annual Meeting of Shareholders.

			Director Since	Other Public Directorships
	Age:	67	September 2016
	Committee:	Governance, Executive
	Independent:	Yes

Natalie A. Black

Prior to her retirement, Ms. Black was the Senior Vice President and Chief Legal Officer of Kohler Co., a manufacturer and marketer of plumbing products, power systems and furniture and operator of hospitality facilities. She joined our Board in September 2016 upon the completion of the merger with Johnson Controls, Inc. She served as Chief Legal Officer of Kohler from 2012 to 2014 and as Senior Vice President from 2000 to 2014. She also served as General Counsel from 1983 to 2012, as Secretary from 2000 to 2012, as a Group President for Kohler Co. from 1998 to 2000 and as Group Vice President—Interiors from 1991 to 1998.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a business leader and the Chief Legal Officer and General Counsel of Kohler

∎	Sales, Marketing, Branding and M&A: Specialized expertise in brand management, distribution, sales, and marketing from her executive management experience at Kohler

∎	Governance: Deep knowledge of legal and governance matters from her experience as a general counsel and a board and governance committee member

∎	Talent Management: Experience leading global teams

2018 Proxy Statement	3

			Director Since	Other Public Directorships
	Age:	63	March 2010	Thomson Reuters SS&C Technologies, Inc.
	Committee:	Compensation, Executive
	Independent:	Yes

Michael E. Daniels

Prior to his retirement in March 2013, Mr. Daniels was the Senior Vice President and Group Executive of IBM Services, a business and IT services company with operations in more than 160 countries around the world. In this role, Mr. Daniels had worldwide responsibility for IBM’s Global Services business operations in outsourcing services, integrated technology services, maintenance, and Global Business Services, the consulting and applications management arm of Global Services. Since he joined IBM in 1976, Mr. Daniels held a number of leadership positions in sales, marketing, and services, and was general manager of several sales and services businesses, including IBM’s Sales and Distribution operations in the United States, Canada and Latin America, its Global Services team in the Asia Pacific region, Product Support Services, Availability Services, and Systems Solutions. Mr. Daniels serves as a director of Thomson Reuters, a provider of intelligent information for businesses, and SS&C Technologies, a provider of specialized software, software enabled-services and software as a service solutions to the financial services industry.

Skills and Qualifications

∎	Senior Leadership Experience: Decades of senior leadership experience at IBM

∎	Industry Experience: Broad and extensive global business experience in a wide range of global roles as an executive at IBM, including decades of experience in the service space

∎	Technology, Cyber Security and IT: Deep understanding of critical areas of enterprise service functions and information technology, including cyber security

∎	International: Experience as a senior manager of a global organization as well as international experience living and working in a variety of cultures

∎	Talent Management: Experience leading global teams at IBM and in service on the compensation committee of public companies

			Director Since	Other Public Directorships
	Age:	56	June 2017	Humana, Inc. SiteOne Landscape Supplies
	Committee:	Compensation
	Independent:	Yes

W. Roy Dunbar

4	2018 Proxy Statement

Mr. Dunbar was Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. Mr. Dunbar also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He currently serves as a member of the board of directors of Humana and SiteOne Landscape Supply, Inc. and previously served on the boards of Lexmark International and iGate.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience leading across functional disciplines

∎	International: Significant experience as a leader and director across US and international markets

∎	Talent Management: Experience in global leadership and service as a director on the compensation committees of multiple companies

∎	Multi-Disciplinary: Career-spanning depth of experience across numerous disciplines including healthcare, information technology, payments, insurance and renewable energy

			Director Since	Other Public Directorships
	Age:	69	March 2004	American International Group, Inc.
	Committee:	Governance
	Independent:	Yes

Brian Duperreault

Mr. Duperreault is President, Chief Executive Officer and a Director of American International Group, Inc. (AIG). Prior to assuming this role in May 2017, he was Chairman and Chief Executive Officer of Hamilton Insurance Group, Ltd., a Bermuda-based holding company of property and casualty insurance and reinsurance operations in Bermuda, the US and the UK. He served as President and Chief Executive Officer of Marsh & McLennan Companies, Inc. from January 2008 until his retirement in December 2012. Before joining Marsh, he served for four years as non-executive Chairman of ACE Limited, an international provider of insurance and reinsurance products, Chief Executive Officer of ACE Limited from October 1994 through May 2004, and as its President from October 1994 through November 1999. Prior to joining ACE, Mr. Duperreault served in various senior executive positions with American Insurance Group and its affiliates from 1978 to 1994. Mr. Duperreault is Vice Chairman of the Board of Blue Marble Microinsurance, a member of the Boards of the International Insurance Society, the IESE Business School, the Insurance Information Institute and the Bermuda Institute of Ocean Sciences, and is a former Member of the Association of The Metropolitan Opera, New York. He is the former Chairman of the Board of Overseers of the School of Risk Management of St. John’s University, New York.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a CEO, executive officer and board member of multiple Fortune 500 companies

2018 Proxy Statement	5

∎	Corporate Governance: Experience serving as lead director and on the governance committees of multiple public companies

∎	Financial: Deep financial acumen as CEO and senior leader in insurance and risk management industries

∎	International: Significant experience as CEO and director on multiple global companies

∎	Risk Management: Deep understanding of risk management gained over a career in the insurance industry

∎	Talent Management: Experience leading global teams at a number of Fortune 500 companies

			Director Since	Other Public Directorships
	Age:	57	First time nominee	Bayerische Motoren Werke AG
	Committee:	N/A		Deutsche Post DHL Group
	Independent:	Yes

Simone Menne

Ms. Menne has been Chief Financial Officer at Boehringer Ingelheim GmbH, Germany’s second largest pharmaceutical company, since September 1, 2016. She previously served as the Chief Financial Officer at Deutsche Lufthansa AG (“Lufthansa”) from January 2016 to August 2016 and as a member of its Executive Board from July 2012 to August 2016. She also served as Chief Officer of Finances and Aviation Services at Lufthansa from July 2012 to January 2016. Prior thereto she served in a number of roles or increasing responsibility at Lufthansa from 1989 to 2012. She currently serves on the Supervisory Boards of Bayerische Motoren Werke AG and Deutsche Post DHL Group. She previously served on the Börsensachverständigenkommission (Exchange Experts Commission, BSK) of Deutsche Börse AG.

Skills and Qualifications

∎	Senior Leadership Experience: Decades of senior leadership experience at Lufthansa and Boehringer Ingelheim

∎	Corporate Governance: Experience serving on the supervisory boards of multiple international companies

∎	Financial: Deep financial acumen as CFO and senior finance leader in transportation and pharmaceutical industries

∎	International: Significant knowledge of the global marketplace gained from her business experience and background

∎	Talent Management: Experience leading global teams

6	2018 Proxy Statement

			Director Since	Other Public Directorships
	Age:	57	September 2012	Raytheon Company
	Committee:	Executive
	Independent:	No

George R. Oliver

Mr. Oliver became our Chairman and Chief Executive Officer in September 2017. He previously served as our President and Chief Operating Officer following the completion of the merger with Johnson Controls, Inc. in September 2016. Prior to that, Mr. Oliver was Tyco’s Chief Executive Officer, a position he held since September 2012. He joined Tyco in July 2006, serving as president of Tyco Safety Products from 2006 to 2010 and as president of Tyco Electrical & Metal Products from 2007 through 2010. He was appointed president of Tyco Fire Protection in 2011. Before joining Tyco, he served in operational leadership roles of increasing responsibility at several General Electric divisions. Mr. Oliver also serves as a director on the board of Raytheon Company, a company specializing in defense, security and civil markets throughout the world, and is a trustee of Worcester Polytechnic Institute, his alma mater.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive leadership experience over several decades as an executive at Tyco (now the Company) and GE

∎	Industry Experience: Nearly a decade of experience with Tyco, first as president of several of its business units and then as CEO

∎	International: Experience as a director, CEO and a senior manager of global organizations

∎	Talent Management: Experience leading global teams at Johnson Controls, Tyco and GE

∎	Executive Insight: Mr. Oliver offers valuable insights and perspective on the day to day management of the Company’s affairs

			Director Since	Other Public Directorships
	Age:	45	September 2016	Mexichem, S.A.B.
	Committee:	Governance		Elementia S.A.B.
	Independent:	Yes		Grupo Lala S.A.B.
Grupo Pochteca S.A.B.

Juan Pablo del Valle Perochena

Mr. Perochena has been the Chairman of Mexichem, S.A.B. de C.V., a chemical and petrochemical producer and seller and a subsidiary of Kaluz, S.A. de C.V., since April 2011. He joined our Board in

2018 Proxy Statement	7

September 2016 upon the completion of the merger with Johnson Controls, Inc. He has been a Board member of Mexichem since 2001, and serves on the boards of Kaluz, S.A. de C.V., Elementia S.A. de C.V., Grupo Lala S.A.B., and Grupo Pochteca, S.A.B. de C.V.

Skills and Qualifications

∎	Senior Leadership Experience: Significant experience as an executive officer and board member of several Mexican companies

∎	Industry Experience: Deep knowledge of the manufacturing industry from his experiences at Mexichem

∎	International: Significant knowledge of the global marketplace gained from his business experience and background

∎	Construction and Real Estate Development: Mr. del Valle Perochena’s service with Kaluz, S.A. de C.V. gives him unique insight into the construction industry and real estate development.

∎	Talent Management: Experience leading global teams

			Director Since	Other Public Directorships
	Age:	59	March 2014	Sika AG Group
	Committee:	Audit
	Independent:	Yes

Jürgen Tinggren

Mr. Tinggren joined our Board in March 2014. He was the chief executive officer of the Schindler Group, a global provider of elevators, escalators and related services, through December 2013 and was a member of the board of directors of Schindler from March 2014 to 2016. He joined the Group Executive Committee of Schindler in April 1997, initially with responsibility for Europe and thereafter for the Asia/Pacific region and the Technology and Strategic Procurement. In 2007, he was appointed Chief Executive Officer and President of the Group Executive Committee of the Schindler Group. Mr. Tinggren also serves on the Board of OpenText Corporation, the Sika AG Group and is a Trustee of The Conference Board. From 2011 to 2014 he was a director of Schenker-Winkler Holding.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive global business experience as the CEO and a senior leader of Schindler

∎	International: Experience as senior executive and director of European based organizations, deep understanding of international markets

∎	Industry Experience: Deep understanding of building services, industrial products and installation and service businesses

∎	Financial: Deep financial understanding as CEO of Schindler

8	2018 Proxy Statement

∎	Business Development/M&A: Significant experience with mergers and acquisitions

∎	Talent Management: Experience leading global teams as CEO of Schindler

			Director Since	Other Public Directorships
	Age:	59	September 2016	The Chemours Company
	Committee:	Audit
	Independent:	Yes

Mark Vergnano

Mr. Vergnano has been the President, Chief Executive Officer and a director of the Chemours Company, a titanium technologies, fluoroproducts, and chemical solutions producer, since July 2015. He joined our Board in September 2016 upon the completion of the merger with Johnson Controls, Inc. Previously, Mr. Vergnano served as Executive Vice President, E. I. du Pont de Nemours and Company from 2009 to June 2015. While at DuPont, he served as group vice president—Safety & Protection from 2006 to 2009, vice president and general manager—DuPont Surfaces and Building Innovations from 2005 to 2006, and vice president and general manager—DuPont Nonwovens from 2003 to 2005. Mr. Vergnano joined DuPont in 1980 as a process engineer and held a variety of manufacturing, technical and management assignments in DuPont’s global organization. Mr. Vergnano also serves as the Chairman of the Board of Directors for the National Safety Council.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive global business experience as an executive and CEO of Chemours and DuPont

∎	International: Experience as senior executive of a multinational company

∎	Industry Experience: Deep understanding of the operations, global sales and marketing in the chemical manufacturing industry

∎	Financial: Deep financial understanding as CEO of Chemours

∎	Talent Management: Experience leading global teams as CEO of Chemours and in managing a variety of business units at DuPont

			Director Since	Other Public Directorships
	Age:	70	March 2009	Marsh & McLennan Companies, Inc.
	Committee:	Compensation		Bank of America
	Independent:	Yes

R. David Yost

2018 Proxy Statement	9

Mr. Yost served as Director and Chief Executive Officer of AmerisourceBergen, a comprehensive pharmaceutical services provider, from August 2001 to June 2011 when he retired. He was Chairman and Chief Executive Officer of AmeriSource Health Corporation from May 1997 to August 2001, and President and Chief Executive Officer of AmeriSource from May 1997 to December 2000. Mr. Yost also held a variety of other positions with AmeriSource Health Corporation and its predecessors from 1974 to 1997. Mr. Yost also serves as a director of Marsh & McLennan Companies, Inc. and Bank of America, and is a member of the Board of the United States Air Force Academy Endowment, and serves on its Executive Committee.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive leadership experience gained as the CEO and a director of AmerisourceBergen

∎	Corporate Governance: Significant corporate governance experience serving as a director of multiple public companies

∎	Risk Management: Exposure to complex risk management concepts gained as a director of Marsh & McLennan and Bank of America

∎	Talent Management: Experience leading global teams as CEO of AmerisourceBergen

			Director Since	Other Public Directorships
	Age:	53	December 2017
	Committee:	Audit
	Independent:	Yes

John D. Young

Mr. Young has served as Group President of Pfizer Innovative Health since January 2018. From June 2016 to January 2018 he served as Group President, Pfizer Essential Health. He was Group President, Global Established Pharma Business for Pfizer from January 2014 until June 2016 and President and General Manager, Pfizer Primary Care from June 2012 until December 2013. He also served as Pfizer’s Primary Care Business Unit’s Regional President for Europe and Canada from 2009 until June 2012 and U.K. Country Manager from 2007 until 2009.

Skills and Qualifications

∎	Senior Leadership Experience: Extensive experience as a business leader with 30 years’ experience with Pfizer

∎	Financial: Experience leading large business units at Pfizer

∎	International: Significant experience in a number of senior global positions at Pfizer

∎	Innovation and Technical Expertise: Specialized expertise in developing healthcare solutions in a variety of medical disciplines

∎	Talent Management: Experience leading global teams

10	2018 Proxy Statement

Election of each Director requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Each Director’s election is the subject of a separate resolution and shareholders are entitled to one vote per share for each separate Director election resolution.

The Board unanimously recommends that shareholders vote FOR the election of each nominee for Director to serve until the completion of the next Annual General Meeting.

2018 Proxy Statement	11

PROPOSAL NUMBER TWO – APPOINTMENT OF AUDITORS AND AUTHORITY TO SET REMUNERATION

PricewaterhouseCoopers LLP (“PwC”) served as our independent auditors for the fiscal year ended September 30, 2017. The Audit Committee has selected and appointed PwC to audit our financial statements for the fiscal year ending September 30, 2018. The Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify the appointment of PwC as our independent auditors for the fiscal year ending September 30, 2018 and to authorize the Audit Committee of the Board of Directors to set the independent auditors’ remuneration. Although approval is not required by our Memorandum and Articles of Association or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification because we value our shareholders’ views on the Company’s independent auditors. If the appointment of PwC is not approved by shareholders, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the appointment is approved, the Audit Committee in its discretion may select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of PwC will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

For independent auditor fee information, information on our pre-approval policy of audit and non-audit services, and the Audit Committee Report, please see below.

The ratification of the appointment of the independent auditors and the authorization for the Audit Committee to set the remuneration for the independent auditors requires the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

The Audit Committee and the Board unanimously recommend a vote FOR these proposals.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered to the Company by its independent public accountants as of and for the two most recent fiscal years are set forth below. The aggregate fees include fees billed or reasonably expected to be billed for the applicable fiscal year. Fees for fiscal year 2017 include fees billed or reasonably expected to be billed by PwC.

	Fiscal Year 2017		Fiscal Year 2016
	(in millions	)	(in millions	)
Audit Fees	$26.1		$24.6
Audit-Related Fees	1.8		10.0
Tax Fees	5.9		4.4
All Other Fees	0.4		2.2

Total	$34.2		$41.2

12	2018 Proxy Statement

PwC Fees

Audit Fees for the fiscal year ended September 30, 2017 were for professional services rendered by PwC and include fees for services performed to comply with auditing standards of the PCAOB (United States), including the annual audit of our consolidated financial statements including reviews of the interim financial statements contained in Johnson Controls’ Quarterly Reports on Form 10-Q, issuance of consents and the audit of our internal control over financial reporting. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as assistance with and review of documents filed with the SEC.

Audit-Related Fees for the fiscal year ended September 30, 2017 were for services rendered by PwC and include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers, acquisitions, and divestitures, carve-outs associated with divestitures and spin-off transactions, consultations concerning financial accounting and reporting standards, issuance of comfort letters associated with debt offerings, general assistance with implementation of SEC and Sarbanes-Oxley Act requirements, audits of pension and other employee benefit plans, and audit services not required by statute or regulation.

Tax Fees for the fiscal year ended September 30, 2017 were for services rendered by PwC and primarily include fees associated with tax audits, tax compliance, tax consulting, transfer pricing, and tax planning. This category also includes tax planning on mergers and acquisitions and restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees for the fiscal years ended September 30, 2017 were for services rendered by PwC and primarily include fees associated with information technology consulting, training seminars related to accounting, finance and tax matters, and other advisory services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

In March 2004, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditors. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditors’ independence is not impaired. The policy provides that the Corporate Controller will support the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Audit Committee with respect to pre-approved services, and ensuring compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. This approval includes approval of a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Audit Committee for pre-approval. No service may extend for more than 12 months, unless the Audit Committee specifically provides for a different period. The independent auditor may not begin work on any engagement without confirmation of Audit Committee pre-approval from the Corporate Controller or his or her delegate.

In accordance with the policy, the chair of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors for a specific service when the entire Committee is unable to do so. All such pre-approvals must be reported to the Audit Committee at the next Committee meeting.

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AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three Directors, each of whom the Board has determined meets the independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a charter approved by the Board, which is posted on our website. As more fully described in its charter, the Audit Committee oversees Johnson Controls’ financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. Management assures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. Johnson Controls’ independent auditors are responsible for performing an audit in accordance with auditing standards generally accepted in the United States to obtain reasonable assurance that Johnson Controls’ consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States. The internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

In this context, the Audit Committee has reviewed the U.S. GAAP consolidated financial statements for the fiscal year ended September 30, 2017, and has met and held discussions with management, the internal auditors and the independent auditors concerning these financial statements, as well as the report of management and the report of the independent registered public accounting firm regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Management represented to the Committee that Johnson Controls’ U.S. GAAP consolidated financial statements were prepared in accordance with U.S. GAAP. In addition, the Committee has discussed with the independent auditors the auditors’ independence from Johnson Controls and its management as required under Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard AU Section 380 (Communication with Audit Committees) and Rule 2-07 of SEC Regulation S-X.

In addition, the Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. Based upon the Committee’s review and discussions referred to above, the Committee recommended that the Board include Johnson Controls’ audited consolidated financial statements in Johnson Controls’ Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the Securities and Exchange Commission and that such report be included in Johnson Controls’ annual report to shareholders for the fiscal year ended September 30, 2017.

Submitted by the Audit Committee,

Jürgen Tinggren, Chair

David P. Abney

Mark P. Vergnano

John D. Young

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PROPOSAL NUMBER THREE – AUTHORIZATION TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases or overseas market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases and overseas market purchases of up to 10% of the Company’s issued shares. This authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently expects to effect repurchases under our existing share repurchase authorization as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases or overseas market purchases of the Company’s shares unless the resolution is adopted.

In order for the Company or any of its subsidiaries to make overseas market purchases of the Company’s ordinary shares, such shares must be purchased on a market recognized for the purposes of the Companies Act 2014. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Ordinary Resolution

The text of the resolution in respect of Proposal 3 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a) The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 92,000,000 ordinary shares of US$0.01 each (which represents slightly less than 10% of the Company’s issued ordinary shares).

(b) The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

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(c) This general authority will be effective from the date of passing of this resolution and will expire on the earlier of the date of the Annual General Meeting in 2019 or eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by ordinary resolution in accordance with the provisions of section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The authorization for the Company and/or any its subsidiaries to make market purchases and overseas market purchases of Company shares requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

16	2018 Proxy Statement

PROPOSAL NUMBER FOUR – DETERMINE THE PRICE RANGE AT WHICH THE COMPANY MAY RE-ALLOT TREASURY SHARES

Our historical open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may re-allot treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program and our other compensation programs.

Under Irish law, our shareholders must authorize the price range at which we may re-allot any shares held in treasury (including by way of re-allotment off-market). In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose the renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be re-alloted are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment, save that the minimum price for a re-allotment to satisfy an obligation under an employee share plan is the par value of a share. Any re-allotment of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 4 (which is proposed as a special resolution) is as follows:

RESOLVED, that the re-allotment price range at which any treasury shares held by the Company may be re-alloted shall be as follows:

(a) the maximum price at which such treasury share may be re-alloted shall be an amount equal to 120% of the “market price”; and

(b) the minimum price at which a treasury share may be re-alloted shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c) for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-allotment.

FURTHER RESOLVED, that this authority to re-allot treasury shares shall expire on the earlier of the date of the Annual General Meeting of the Company held in 2019 or eighteen months after the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of section 109 and/or 1078 (as applicable) of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation) and is without prejudice or limitation to any other authority of the Company to re-allot treasury shares on-market.

The authorization of the price range at which the Company may re-allot any shares held in treasury requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER FIVE – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board recognizes that providing shareholders with an advisory vote on executive compensation can produce useful information on investor sentiment with regard to the Company’s executive compensation programs. As a result, this proposal provides shareholders with the opportunity to cast an advisory vote on the compensation of our executive management team, as described in the section of this proxy statement entitled “Compensation Discussion & Analysis,” and endorse or not endorse our fiscal 2017 executive compensation philosophy, programs and policies and the compensation paid to the Named Executive Officers.

The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the votes properly cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy.

Although the vote is non-binding, our Board and the Compensation Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

Advisory Non-Binding Resolution

The text of the resolution, which if thought fit, will be passed as an advisory non-binding resolution at the Annual General Meeting, is as follows:

RESOLVED, that shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion & Analysis section of this proxy statement.

The Board unanimously recommends that shareholders vote FOR this proposal.

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PROPOSAL NUMBER SIX – AUTHORIZATION FOR- DIRECTORS TO ALLOT COMPANY SHARES

Under Irish law, directors of an Irish public limited company must have authority from its shareholders to issue any shares, including shares which are part of the company’s authorized but unissued share capital. The Company’s current authorization, approved by shareholders at our 2017 Annual General Meeting, is to issue up to 33% of the authorized but unissued share capital of the Company, which authorization will expire on March 7, 2018 - the date of the 2018 Annual General Meeting. We are presenting this proposal to renew the Board’s authority to issue authorized but unissued shares on the terms set forth below. If this proposal is not passed, the Company will have a limited ability to issue new ordinary shares.

It is customary practice in Ireland to seek shareholder authority to issue shares up to an aggregate nominal value of up to 33% of the aggregate nominal value of the company’s issued share capital and for such authority to be renewed each year. Therefore, in accordance with customary practice in Ireland, we are seeking approval to issue up to a maximum of 33% of our issued ordinary capital for a period expiring on the earlier of the date of the Company’s annual general meeting in 2019 or September 7, 2019, unless otherwise varied, revoked or renewed. The Directors of the Company expect to propose renewal of this authorization on a regular basis at the Annual General Meeting in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including, if applicable, in connection with funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, because we are a NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Ordinary Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as an ordinary resolution) is as follows:

“RESOLVED that the directors be and are hereby generally and unconditionally authorized to exercise all powers to allot and issue relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal value of US$3,067,000 (being equivalent to approximately 33% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the date of the Company’s annual general meeting in 2019 or September 7, 2019, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

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As required under Irish law, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

The Board unanimously recommends that shareholders vote FOR this proposal.

20	2018 Proxy Statement

PROPOSAL NUMBER SEVEN – WAIVER OF STATUTORY PRE-EMPTION RIGHTS

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the pre-emption right). Our current authorization, approved by shareholders at our 2017 Annual General Meeting, will expire on March 7, 2018, the date of the 2018 Annual General Meeting. We are therefore proposing to renew the Board’s authority to opt-out of the pre-emption right on the terms set forth below.

It is customary practice in Ireland to seek shareholder authority to opt-out of the pre-emption rights provision in the event of the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital. It is also customary practice for such authority to be renewed on an annual basis.

Therefore, in accordance with customary practice in Ireland, we are seeking this authority, pursuant to a special resolution, to authorize the directors to issue shares for cash up to a maximum of approximately 5% of the Company’s authorized share capital without applying statutory pre-emption rights for a period expiring on the earlier of the Annual General Meeting in 2019 or September 7, 2019, unless otherwise varied, renewed or revoked. We expect to propose renewal of this authorization on a regular basis at our Annual General Meetings in subsequent years.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish customary practice. Similar to the authorization sought for Proposal 6, this authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. This authorization is required as a matter of Irish law and is not otherwise required for other companies listed on the NYSE with whom we compete. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

Special Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as a special resolution) is as follows:

“RESOLVED that the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by proposal 6 of the notice of this meeting as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US$460,000 (being equivalent to approximately 5% of the aggregate nominal value of the issued share capital of the Company as at the last practicable date prior to the issue of the notice of this meeting) and the authority conferred by this resolution shall expire on the earlier of the Company’s annual general meeting in 2019 or September 7, 2019, unless previously renewed, varied or revoked;

2018 Proxy Statement	21

provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

As required under Irish law, the resolution in respect of Proposal 7 is a special resolution that requires the affirmative vote of at least 75% of the votes cast. In addition, under Irish law, the Board may only be authorized to opt-out of pre-emption rights if it is authorized to issue shares, which authority is being sought in Proposal 6.

The Board unanimously recommends that shareholders vote FOR this proposal.

22	2018 Proxy Statement

PROPOSAL NUMBER EIGHT – REDUCTION OF CAPITAL AND RELATED ARTICLES AMENDMENT

Background

Proposal 8(a) seeks shareholder approval to create additional “distributable reserves”, which will increase the amount of reserves available to us to repurchase or redeem our shares or pay dividends or make other distributions to our shareholders, as discussed further below. Proposal 8(b) sets forth a proposed amendment to our Articles of Association to clarify that any share premium reduced as part of the Company’s capital reduction will be treated as distributable reserves under Irish law, as discussed further below. While Proposals 8(a) and 8(b) are proposed, and will be voted on, as separate resolutions, the proposals are being presented together as they both relate to the Company’s capital reduction endeavors.

Proposal 8(a) – Reduction of Capital

It is common for Irish companies to seek shareholder approval to create additional “distributable reserves”. Under Irish law, we may repurchase or redeem our shares or pay dividends or make other distributions to our shareholders only out of our distributable reserves, which generally means our accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In connection with seeking the approval of the merger of Johnson Controls, Inc. (“JCI”) and Tyco International plc (“Tyco”) at an Extraordinary General Meeting of Tyco shareholders on August 17, 2016 (the “Tyco EGM”), Tyco sought and received shareholder approval of a special resolution authorizing Tyco to create additional distributable reserves arising out of the increase in the credit to Tyco’s share premium account as a result of the issuance of shares of the combined company to JCI stockholders pursuant to the terms of the merger. Immediately after the closing of the merger, former JCI stockholders owned approximately 56% of our issued and outstanding shares, and former Tyco shareholders owned approximately 44% of our issued and outstanding shares. Although the pre-merger Tyco shareholders overwhelmingly approved the proposal to create distributable reserves at the Tyco EGM, we are again seeking approval to ensure our post-merger shareholder base has the opportunity to vote on the proposal.

As of September 30, 2017, we had approximately $10.4 billion of distributable reserves. However, primarily as a result of the merger, we have accumulated significant share premium (approximately $25.9 billion as of September 30, 2017), which is not considered part of distributable reserves under Irish law.

In this proposal, shareholders are being asked to approve a reduction of our company capital by the entire balance of our share premium account as at December 30, 2017 or such other lesser amount as the Board of Directors or the Irish High Court may determine, to create additional “distributable reserves” in order to give us greater flexibility with respect to allocating our capital and allow us to continue repurchasing or redeeming our shares or to pay dividends or make other distributions to our shareholders.

If shareholders approve this proposal, we will seek the Irish High Court’s confirmation as soon as practicable. Although we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, such approval is within their discretion, and there is no guarantee of such confirmation. In addition, even if shareholders approve this proposal and the Irish High Court approves the creation of distributable reserves, there is no guarantee that share repurchases and/or share redemptions will occur or that dividends will be paid to shareholders. Share repurchases, if any, and dividend payments will depend on prevailing market conditions, our liquidity requirements and other factors.

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As required under Irish law, the resolution in respect of Proposal 8(a) is a special resolution that requires the affirmative vote of the holders of at least 75% of the votes cast, either in person or by proxy.

Special Resolution

The text of the resolution in respect of Proposal 8(a) is as follows:

RESOLVED, that as a special resolution, subject to and with the consent of the Irish High Court:

a) in accordance with the provisions of section 84 of the Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation), the company capital of the Company be reduced by the cancellation of the entire amount standing to the credit of the Company’s share premium account as at December 30, 2017 (the “Authorized Amount”) or such other lesser amount as the Board of Directors or the Irish High Court may determine and for the reserve resulting from the cancellation of the share premium to be treated as profits available for distribution as defined by section 117 of the Irish Companies Act 2014 (and/or any corresponding provision of any amended or replacement legislation); and

b) the Board of Directors, acting through one or more of the Company’s directors, secretaries or executive officers, be and is hereby authorized on behalf of the Company, to proceed to seek the confirmation of the Irish High Court to a reduction of company capital by the Authorized Amount or such lesser amount as the Board of Directors or the Irish High Court may determine.

Proposal 8(b) – Amendment to Articles of Association

Proposal 8(b) is a clarifying amendment to the Company’s Articles of Association to confirm that, for the avoidance of doubt, any share premium reduced as part of the Company’s capital reduction will be treated as distributable reserves under Irish law. Specifically, the amendment clarifies that section 117(9) of the Companies Act 2014 applies to the Company; section 117(9) confirms that a reserve arising from a capital reduction shall be treated as realized profit of a company. As required under Irish law, the resolution in respect of Proposal 8(b) is a special resolution that requires the affirmative vote of the holders of at least 75% of the votes cast, either in person or by proxy.

Special Resolution

The text of the resolution in respect of Proposal 8(b) is as follows:

RESOLVED, that as a special resolution, Article 1 of the Company’s Articles of Association be and is hereby amended by the insertion of the words “and 117(9)” after the words Sections 83 and 84”.

The proposed amendment to Article 1 of the Company’s Articles of Association, as described above, is set forth below in the proposed new Article 1:

1. The provisions set out in these Articles of Association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by Section 1007(2) of the Companies Act 2014 (with the exception of Sections 83 and 84 and 117(9) of the Companies Act 2014) shall apply to the Company.

The Board unanimously recommends that shareholders vote FOR these proposals.

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GOVERNANCE OF THE COMPANY

Vision and Values of Our Board

Our vision is a more comfortable, safe, and sustainable world. In addition to achieving financial performance objectives, our Board and management believe that we must assume a leadership position in the area of corporate governance to fulfill our vision. Our Board believes that good governance requires not only an effective set of specific practices but also a culture of responsibility throughout the company, and governance at Johnson Controls is intended to optimize both. Johnson Controls also believes that good governance ultimately depends on the quality of its leadership, and it is committed to recruiting and retaining Directors and officers of proven leadership ability and personal integrity. Our Board has adopted Corporate Governance Guidelines which provide a framework for the effective governance of Johnson Controls. These guidelines address matters such as the Board’s duties, director independence, director responsibilities, Board structure and operation, director criteria and qualifications, Board succession planning, Board compensation, management evaluation and development, Board orientation and training, Lead Director responsibilities and our Code of Ethics. The Governance Committee regularly reviews developments in corporate governance and updates the Corporate Governance Guidelines and other governance materials as it deems necessary and appropriate.

Johnson Controls Values: How We Seek to Conduct Ourselves

∎	Integrity First

We promise honesty and transparency. We uphold the highest standards of integrity and honor the commitments we make.

∎	Purpose Led

We believe in doing well by doing good and hold ourselves accountable to make the world a better place through the solutions we provide, our engagement in society, the way we do business, and our commitment to protect people and the environment.

∎	Customer Driven

We win when our customers win. Our long-term strategic relationships provide unique insights and the ability to deliver exceptional customer experiences and solutions.

∎	Future Focused

Our culture of innovation and continuous improvement drives us to solve today’s challenges while constantly asking ‘what’s next’

∎	One Team

We are one team, dedicated to working collaboratively together to create the purposeful solutions that propel the world forward

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Board of Directors

Mission of the Board of Directors: What the Board Intends to Accomplish

The mission of Johnson Controls’ Board is to promote the long-term value and health of Johnson Controls in the interests of the shareholders and set an ethical “tone at the top.” To this end, the Board provides management with strategic guidance, and also ensures that management adopts and implements procedures designed to promote both legal compliance and the highest standards of honesty, integrity and ethics throughout the organization.

Focus Areas of Our Board: Strategy and Operations:

Ensuring that processes are in place designed to maintain the integrity and ethical conduct of the Company; reviewing and approving strategic plans and profit plans; reviewing corporate performance and staying apprised of relations with shareholders

Talent:
Overseeing and evaluating management’s systems and senior management performance and compensation; and providing advice and counsel to senior management and plan for effective succession
Governance and Risk Management:
Overseeing and evaluating management’s systems and processes for the identification, assessment, management, mitigation, and reporting of major risks; establishing corporate governance standards
Board Composition and Effectiveness:
Recommending candidates to the shareholders for election to the Board; setting standards for Director qualification, orientation and continuing education; reviewing and assessing the Board’s leadership structure; and undertaking an annual performance evaluation regarding the effectiveness of the Board

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Board Responsibilities

All corporate authority resides with the Board as fiduciaries of the Company’s shareholders, except for those matters reserved to the shareholders. The Board has retained oversight authority—defining and overseeing the implementation of and compliance with standards of accountability and monitoring the effectiveness of management policies and decisions in an effort to ensure that the Company is managed in such a way to achieve its objectives. The board delegates its authority to management for managing the everyday affairs of the company. The board requires that senior management review major actions and initiatives with the board prior to implementation. Management, not the Board, is responsible for managing the Company.

Board Leadership

The Board’s leadership structure generally includes a combined Chairman and CEO role with a strong, independent non-executive lead director. The Board believes our overall corporate governance measures help ensure that strong, independent directors continue to effectively oversee our management and key issues related to strategy, risk and integrity; executive compensation; CEO evaluation; and succession planning. In choosing generally to combine the roles of Chairman and CEO, the Board takes into consideration the importance of in-depth, industry-specific knowledge and a thorough understanding of our business environment and risk management practices in setting agendas and leading the Board’s discussions. Combining the roles also provides a clear leadership structure for the management team and serves as a vital link between management and the Board. This allows the Board to perform its oversight role with the benefit of management’s perspective on our business strategy and all other aspects of the business. Because our CEO has an in-depth knowledge of the complexity of a large and diversified international company, our businesses and their management structures, and our overall company strategy—all of which are of critical importance to our performance—the Board believes that our CEO generally is best suited to serve as Chairman and help ensure that the independent directors’ attention is devoted to the issues of greatest importance to Johnson Controls and our shareholders. Our Board periodically reviews its determination to have a single individual act both as Chairman and CEO.

Johnson Controls continues to have a strong governance structure, which includes:

∎	a designated lead independent Director with a well-defined role (Mr. Jürgen Tinggren);

∎	a Board entirely composed of independent members, with the exception of Mr. Oliver;

∎	annual election of Directors by a majority of votes represented at the Annual General Meeting;

∎	committees that are entirely composed of independent Directors; and

∎	established governance and ethics guidelines.

The lead Director acts as an intermediary between the Board and senior management. Among other things, the lead Director’s duties include:

∎	In collaboration with Mr. Oliver, developing Board and committee meeting schedules to assure that there is sufficient time for discussion of all agenda items and to ensure that topics deemed important by the independent directors are included in Board discussions and sufficient executive sessions are scheduled as needed;

∎	Calling meetings of the independent directors;

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∎	Developing the agenda for and chairing executive sessions of independent directors;

∎	Serving as principal liaison between the independent directors and Mr. Oliver on sensitive issues;

∎	Serving as chairman of meetings of the Board when Mr. Oliver is not present;

∎	In collaboration with Mr. Oliver, consulting with the appropriate members of senior management about what information pertaining to the Company’s finances, operations, strategic alternatives, compliance and members of management is to be sent to the Board in conjunction with meetings and between meetings; and

∎	If requested by the Company’s major stockholders, making himself reasonably available for direct communication.

Board Oversight of Risk

The Board’s role in risk oversight at Johnson Controls is consistent with Johnson Controls’ leadership structure, with management having day-to-day responsibility for assessing and managing Johnson Controls’ risk exposure and the Board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing Johnson Controls. The Board performs its risk oversight role in several ways. Board meetings regularly include strategic overviews by the CEO that describe the most significant issues, including risks, affecting Johnson Controls. In addition, the Board is regularly provided with business updates from the leaders of Johnson Controls’ business units, and updates from the General Counsel and other functional leaders. The Board reviews the risks associated with Johnson Controls’ financial forecasts, business plan and operations. These risks are identified and managed in connection with Johnson Controls’ robust enterprise risk management (“ERM”) process. The Company’s ERM process provides the enterprise with a common framework and terminology to ensure consistency in identification, reporting and management of key risks. It is also directly linked to the strategic planning process, and includes a formal process to identify and document the key risks to Johnson Controls perceived by a variety of stakeholders in the enterprise. The results of the ERM process are presented to the Board at least annually.

The Board has delegated to each of its committees responsibility for the oversight of specific risks that fall within the committee’s areas of responsibility. For example:

∎	The Audit Committee reviews and discusses with management the Company’s major financial reporting, tax, accounting, internal controls, information technology and compliance risk exposures and the steps management has taken to monitor and control such exposures;

∎	The Compensation Committee reviews and discusses with management the extent to which the Company’s compensation policies and practices create or mitigate risks for the Company; and

∎	The Governance Committee reviews and discusses with management the implementation and effectiveness of the Company’s corporate governance policies and EHS programs, oversees the ERM process and is deeply involved in key management succession planning.

Board Capabilities

The Johnson Controls Board as a whole is strong in its diversity, vision, strategy and business judgment. It possesses a robust collective knowledge of management and leadership, business

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operations, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets.

The culture of the Board is such that it can operate swiftly and effectively in making key decisions and facing major challenges. Board meetings are conducted in an environment of trust, open dialogue and mutual respect that encourages constructive commentary. The Board strives to be informed, proactive and vigilant in its oversight of Johnson Controls and protection of shareholder assets.

Board Committees

To conduct its business the Board maintains three standing committees: Audit, Compensation and Governance, and each of these NYSE required committees are entirely composed of independent Directors. The Board also maintains an Executive Committee comprised of the Chairman, lead Director and each committee chair that meets at least annually to review the Company’s retirement plans and other matters as delegated to it by the Board. Assignments to, and chairs of, the Audit and Compensation Committees are recommended by the Governance Committee and selected by the Board. The independent Directors as a group elect the members and the chair of the Governance Committee. All committees report on their activities to the Board.

The lead Director may also convene “special committees” to review discrete matters that require the consideration of a Board committee, but do not fit within the mandate of any of the standing committees. Special committees report their activities to the Board.

To ensure effective discussion and decision making while at the same time having a sufficient number of independent Directors for its three standing committees, the Board is normally constituted of between ten and thirteen Directors. The minimum and maximum number of Directors is set forth in Johnson Controls’ Articles of Association.

The Governance Committee reviews the Board’s governance guidelines annually and recommends appropriate changes to the Board.

Board Meetings

The Board meets at least four times annually, and additional meetings may be called in accordance with our Articles of Association. Frequent board meetings are critical not only for timely decisions but also for Directors to be well informed about Johnson Controls’ operations and issues. One of these meetings will be scheduled in conjunction with the Annual General Meeting of shareholders and Board members are required to be in attendance at such meeting either in person or by telephone. The lead Director and the chair of the Board are responsible for setting meeting agendas with input from the other Directors.

Committee meetings are normally held in conjunction with Board meetings. Major committee decisions are reviewed and approved by the Board. The Board chair and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Presentations at Board meetings are concise and focused, and they include adequate time for discussion and decision-making. An executive session of independent Directors, chaired by the lead Director, is held at least annually, and in practice at most Board meetings.

Directors receive the agenda and materials for regularly scheduled meetings in advance. Best efforts are made to make materials available as soon as one week in advance, but no later than three days in advance. When practical, the same applies to special meetings of the Board. Directors may ask for additional information from, or meetings with, senior managers at any time.

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Strategic planning and succession planning sessions are held annually at a regular Board meeting. The succession planning meeting focuses on the development and succession of not only the CEO but also the other senior executives.

The Board’s intent is for Directors to attend all regularly scheduled Board and committee meetings. Directors are expected to use their best efforts to attend regularly scheduled Board and committee meetings in person. All independent Board members are welcome to attend any committee meeting.

Board and Committee Calendars

A calendar of agenda items for the regularly scheduled Board meetings and all regularly scheduled committee meetings is prepared annually by the chair of the Board in consultation with the lead Director, committee chairs, and all interested Directors.

Board Communication

Management speaks on behalf of Johnson Controls, and the Board normally communicates through management with outside parties, including shareholders, business journalists, analysts, rating agencies and government regulators. In certain circumstances Directors may also meet with shareholders to discuss specific governance topics. The Board has established a process for interested parties to communicate with members of the Board, including the lead Director. If you have any concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you can reach the Johnson Controls Board of Directors via email at directors@johnsoncontrols.com. Shareholders, customers, vendors, suppliers and employees can also raise concerns at www.johnsoncontrolsintegrityhelpline.com. Inquiries can be submitted anonymously and confidentially.

All inquiries are received and reviewed by the Integrity Helpline manager, who is part of the Compliance function. A report summarizing all items received resulting in cases is prepared for the Audit Committee of the Board. The Integrity Helpline manager directs cases to the applicable department (such as customer service, human resources, or in the case of accounting or control issues, forensic audit) and follows up with the assigned case owner to ensure that the cases are responded to in a timely manner. The Board also reviews non-trivial shareholder communications received by management through the Corporate Secretary’s Office or Investor Relations.

Board Advisors

The Board and its committees (consistent with the provisions of their respective charters) may retain their own advisors, at the expense of Johnson Controls, as they deem necessary in order to carry out their responsibilities.

Board Evaluation

The Governance Committee coordinates an annual evaluation process by the Directors of the Board’s performance and procedures, as well as that of each committee. This evaluation leads to a full Board discussion of the results. In connection with the evaluation process:

∎	each Director submits specific written feedback on the Board’s performance and Board governance and processes;

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∎	the lead Director and chair of the Governance Committee informally consult with each of the Directors;

∎	the qualifications and performance of all Board members are reviewed in connection with their re-nomination to the Board;

∎	the Governance Committee, the Audit Committee and the Compensation Committee each conduct an annual self-evaluation of their performance and procedures, including the adequacy of their charters, and report those results to the Board.

Board Compensation and Stock Ownership

The Governance Committee periodically reviews the Directors’ compensation and recommends changes in the level and mix of compensation to the full Board. See the Compensation Discussion and Analysis for a detailed discussion of the Compensation Committee’s role in determining executive compensation.

To help align Board and shareholder interests, Directors are encouraged to own Johnson Controls common stock or its equivalent, with the guideline set at five times the annual cash retainer. Directors are expected to attain this minimum stock ownership guideline within five years of joining the Board. Once a Director satisfies the minimum stock ownership recommendation, the Director will remain qualified, regardless of market fluctuations, under the guideline as long as the Director does not sell any stock. Directors are each expected to reach the minimum stock ownership level within the recommended time period. Mr. Oliver receives no additional compensation for service as a Director.

Director Independence

To maintain its objective oversight of management, the board consists of a substantial majority of independent directors. Our Board annually determines the independence of each director and nominee for election as a director based on a review of the information provided by the directors and the executive officers, and a survey by our legal and finance departments. The Board makes these determinations under the NYSE Listed Company Manual’s independence standards and our Corporate Governance Guidelines, which are more restrictive than the NYSE independence standards. Independent directors:

∎	are not former officers or employees of the Johnson Controls or its subsidiaries or affiliates, nor have they served in that capacity within the last five years;

∎	have no current or prior material relationships with Johnson Controls aside from their directorship that could affect their judgment;

∎	have not worked for, nor have any immediate family members that have worked for, been retained by, or received anything of substantial value from Johnson Controls aside from his or her compensation as a director;

∎	have no immediate family member who is an officer of Johnson Controls or its subsidiaries or has any current or past material relationship with Johnson Controls;

∎	do not work for, nor does any immediate family member work for, consult with, or otherwise provide services to, another publicly traded company on whose board of directors Johnson Controls’ CEO or other senior executive serves;

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∎	do not serve as, nor does any immediate family member serve as, an executive officer of any entity with respect to which Johnson Controls’ annual sales to, or purchases from, exceed the greater of two percent of either entity’s annual revenues for the prior fiscal year or $1,000,000.

∎	do not serve, nor does any immediate family member serve, on either the board of directors or the compensation committee of any corporation that employs either a nominee for director or a member of the immediate family of any nominee for director; and

∎	do not serve, nor does any immediate family member serve, as a director, trustee, executive officer or similar position of a charitable or non-profit organization with respect to which the company or its subsidiaries made charitable contributions or payments in excess of the greater of $1,000,000 or two percent of such organization’s charitable receipts in the last fiscal year.

Directors meet stringent definitions of independence and for those Directors that meet this definition, the Board will make an affirmative determination that a Director is independent. The Board has determined that all of the Director nominees, with the exception of Mr. Oliver meet these standards and are therefore independent of the Company.

Director Service

Directors are elected by an affirmative vote of an absolute majority of the votes represented (in person or by proxy) by shareholders at the Annual General Meeting. They are elected to serve for one-year terms (except in instances where a director is elected during a special meeting), ending after completion of the next succeeding Annual General Meeting. If a Director resigns or otherwise terminates his or her Directorship prior to the next Annual General Meeting, the Board may appoint an interim Director until the next Annual General Meeting. Any nominee for Director who does not receive an affirmative vote of an absolute majority of votes represented (in person or by proxy) by shareholders at the Annual General Meeting is not elected to the Board.

Each Director must offer to resign from the Board at the Annual General Meeting following his or her 72nd birthday. The Board may, in its discretion, waive this limit in special circumstances. The rotation of committee chairs and members is considered on an annual basis to ensure diversity of Board member experience and variety of perspectives across the committees, but there is no strict committee chair rotation policy. Any changes in committee chair or member assignments are made based on committee needs, Director interests, experience and availability, and applicable regulatory and legal considerations. Moreover, the value of rotation is weighed carefully against the benefit of committee continuity and experience.

Directors are also expected to inform the Governance Committee of any significant change in their employment or professional responsibilities and are required to offer their resignation to the Board in the event of such a change. This allows for discussion with the Governance Committee to determine if it is in the mutual interest of both parties for the Director to continue on the Board.

The Governance Committee is responsible for the review of all Directors, and where necessary will take action to recommend to shareholders the removal of a Director for performance, which requires the affirmative vote of a majority of the votes represented (in person or by proxy) at a duly called shareholder meeting.

Board Tenure

Our directors have served an average of 4 years on our Board, with 7 Directors serving for three years or less and 1 Director serving over ten years. The current short tenure of the majority of our

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Directors is due to the merger between Johnson Controls, Inc. and a subsidiary of Tyco International plc. Four of our current Directors joined our board on September 2, 2016 in connection with the merger and 5 of our current directors served as a directors of Tyco prior to the merger. We believe this combination of boards is a positive, with more experienced Directors from each of legacy Johnson Controls and legacy Tyco having a deep knowledge of their respective companies and our newer Directors bringing fresh ideas and perspectives to board discussions. We continually review our board composition to ensure we maintain the right balance of expertise and diverse viewpoints. We also review our board leadership structure and committee memberships each year, taking into account the guidelines outlined in our Corporate Governance Guidelines.

Director Orientation and Education

A formal orientation program is provided to new Directors by the Corporate Secretary on Johnson Controls’ mission, values, governance, compliance and business operations. In addition, a program of continuing education is annually provided to incumbent Directors, and it includes review of the Company’s Ethics Policy. Directors are also encouraged to take advantage of outside continuing education relating to their duties as a Director and to subscribe to appropriate publications at the Company’s expense.

Other Directorships, Conflicts and Related Party Transactions

We recognize the importance of having Directors with significant experience in other businesses and activities; however, Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as members of the Johnson Controls’ Board. In order to provide sufficient time for informed participation in their Board responsibilities non-executive Directors are required to limit their external directorships of other public companies to three and Audit Committee members are required to limit their audit committee membership in other public companies to two. The Board may, in its discretion, waive these limits in special circumstances. When a Director or the CEO intend to serve on another board, the Governance Committee is required to be notified. The Governance Committee reviews the possibility of conflicts of interest or time constraints and must approve the officer’s or Director’s appointment to the outside board. Each Director is required to notify the Corporate Secretary of any potential conflicts. The CEO may serve on no more than one other public company board. The CEO shall resign or retire from the Board upon resigning or retiring from his role as CEO, following a transition period mutually agreed upon between the CEO and the Compensation Committee.

The company has a formal, written procedure intended to ensure compliance with the related party provisions in our Code of Ethics and with our corporate governance guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect material interest, other than ordinary course, arms-length transactions of less than 1% of the revenue of the counterparty. Transactions exceeding the 1% threshold, and any transaction involving consulting, financial advisory, legal or accounting services that could impair a Director’s independence, must be approved by our Governance Committee. Any related party transaction in which an executive officer or a Director has a personal interest, or which could present a possible conflict under the Code of Ethics, must be approved by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Under the rules of the Securities and Exchange Commission, public issuers such as Johnson Controls must disclose certain “related person transactions.” These are transactions in which Johnson Controls is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our ordinary shares has a direct or indirect material interest. Although Johnson Controls engaged in commercial transactions in the normal course of business with

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companies where Johnson Controls’ Directors were employed and served as officers, none of these transactions exceeded 1% of Johnson Controls’ gross revenues and these transactions are not considered to be related party transactions.

Code of Ethics

We have adopted the Code of Ethics, which applies to all employees, officers, and Directors of Johnson Controls. The Code of Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and applies to our CEO, Chief Financial Officer and Chief Accounting Officer, as well as all other employees. The Code of Ethics also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Code of Ethics is posted on our website at www.johnsoncontrols.com under the heading “About—Ethics and Compliance.” We will also provide a copy of the Code of Ethics to shareholders upon request. We disclose any amendments to the Code of Ethics, as well as any waivers for executive officers or Directors on our website at www.johnsoncontrols.com under the heading “About Us—Ethics and Compliance.” The Board of Directors annually certifies their compliance with the Code of Ethics. The Company maintains established procedures by which employees may anonymously report a possible violation of the Code of Ethics. The Audit Committee maintains procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Audit Committee also maintains procedures for employees to report concerns regarding questionable accounting or auditing policies or practices on a confidential, anonymous basis.

Nomination of Directors and Board Diversity

The Governance Committee, in accordance with the Board’s governance principles, seeks to create a Board that as a whole is strong in its collective knowledge and has a diversity of skills and experience with respect to vision and strategy, management and leadership, business operations, business judgment, crisis management, risk assessment, industry knowledge, accounting and finance, corporate governance and global markets. Although the Johnson Controls Board does not have a specific policy regarding diversity, the Board takes into account the current composition and diversity of the Board (including diversity with respect to race, gender and ethnicity) and the extent to which a candidate’s particular expertise and experience will complement the expertise and experience of other directors. The Governance Committee also considers the Board’s overall composition when considering a potential new candidate, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of Johnson Controls’ current and expected future needs. In addition, the Governance Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Governance Committee periodically reviews these criteria and qualifications to determine any need to revise such criteria and qualifications based upon corporate governance best practices and Johnson Controls’ needs at the time of the review.

General criteria for the nomination of Director candidates include:

∎	the highest ethical standards and integrity;

∎	a willingness to act on and be accountable for Board decisions;

∎	an ability to provide wise, informed and thoughtful counsel to top management on a range of issues;

∎	a history of achievement that reflects superior standards for themselves and others;

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∎	loyalty and commitment to driving the success of the Company;

∎	an ability to take tough positions while at the same time working as a team player; and

∎	individual backgrounds that provide a portfolio of experience and knowledge commensurate with the Company’s needs.

The Company also strives to have all non-employee Directors be independent. In addition to having such Directors meet the NYSE definition of independence, the Board has set its own more rigorous standard of independence. The Governance Committee must also ensure that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Governance Committees. In addition, the Governance Committee ensures that each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code.

As provided in its charter, the Governance Committee will consider Director candidates recommended by shareholders. To recommend a Director candidate, a shareholder should write to Johnson Controls’ Secretary at Johnson Controls’ current registered address: One Albert Quay, Cork, Ireland. Such recommendation must include:

∎	the name and address of the candidate;

∎	a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

∎	the candidate’s signed consent to serve as a Director if elected and to be named in the proxy statement;

∎	evidence of share ownership of the person making the recommendation; and

∎	all of the information required by Article 62 of our Memorandum and Articles of Association to be included in notices for any nomination by a shareholder of an individual for election to the Board.

The recommendation must also follow the procedures set forth in Articles 54—68 of our Memorandum and Articles of Association to be considered timely and complete in order to be considered for nomination to the Board.

To be considered by the Governance Committee for nomination and inclusion in the Company’s proxy statement for the 2018 Annual General Meeting, shareholder recommendations for Director must be received by Johnson Controls’ Corporate Secretary no later than September 21, 2018. Once the Company receives the recommendation, the Company may deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Governance Committee. No candidates were recommended by shareholders in connection with the Annual General Meeting.

The Governance Committee employs an unrelated search firm to assist the Committee in identifying candidates for Director when a vacancy occurs. The Committee also receives suggestions

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for Director candidates from Board members. All of our nominees for Director are current members of the Board. In evaluating candidates for Director, the Committee uses the qualifications described above, and evaluates shareholder candidates in the same manner as candidates from all other sources. Based on the Governance Committee’s evaluation of the current Directors, each nominee was recommended for election.

For More Information

We believe that it is important that Johnson Controls’ stakeholders and others are able to review its corporate governance practices and procedures. Our corporate governance guidelines are embodied in a formal document that has been approved by Johnson Controls’ Board of Directors. It is available on our website at www.johnsoncontrols.com under the heading “Investors-Corporate Governance.” We will also provide a copy of the corporate governance principles to shareholders upon request. Our corporate governance guidelines and general approach to corporate governance as reflected in our memorandum and articles of association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not subject to, nor have we adopted, the U.K. Corporate Governance Code or any other non-statutory Irish or U.K. governance standards or guidelines. While there are many similarities and overlaps between the U.S. corporate governance standards applied by us and the U.K. Corporate Governance Code and other Irish/U.K. governance standards or guidelines, there are differences, in particular relating to the extent of the authorization to issue share capital and effect share repurchases that may be granted to the Board and the criteria for determining the independence of directors.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director compensation for fiscal 2017 for non-employee directors consisted of an annual cash retainer of $120,000 and restricted stock units (“RSUs”) with a grant date value of approximately $155,000 and a one-year vesting term. The Lead Director received an additional $30,000 and the chairs of each of standing committees (other than the Lead Director) received an additional fee of $25,000. A Director who is also an employee receives no additional remuneration for services as a Director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Current Directors
Mr. David Abney	$120,000	$154,995	$274,995
Ms. Natalie Black (GC)	$145,000	$154,995	$299,995
Mr. Michael E. Daniels (CC)	$123,057	$154,995	$278,052
Mr. Juan Pablo del Vale Perochena	$120,000	$154,995	$274,995
Mr. W. Roy Dunbar	$35,604	$116,245	$151,849
Mr. Brian Duperreault	$120,000	$154,995	$274,995
Mr. Jürgen Tinggren(L) (AC)	$145,611	$154,995	$300,606
Mr. Mark Vergnano	$120,000	$154,995	$274,995
Mr. R. David Yost	$120,000	$154,995	$274,995
Mr. John D. Young(3)	$-	$-	$-
Former Directors
Mr. Jeffrey Joerres(4)	$131,657	$154,995	$286,652

(L)=	Lead Director

(AC)=	Audit Committee Chair

(CC)=	Compensation Committee Chair

(GC)=	Governance Committee Chair

(1)	Fees are pro-rated for the change in compensation described above.

(2)	This column reflects the fair value of the entire amount of awards granted to Directors calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, excluding estimated forfeitures. The fair value of RSUs is computed by multiplying the total number of shares subject to the award by the closing market price of the Company’s ordinary shares on the date of grant. RSUs granted to Board members generally vest and the underlying units are converted to shares and delivered to Board members on the anniversary of the grant date.

(3)	Mr. Young became a director on December 7, 2017.

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(4)	Mr. Joerres served as Lead Director and Chair of the Compensation Committee through August 16, 2017.

Charitable Contributions

The Board understands that its members, or their immediate family members, serve as directors, trustees, executives, advisors and in other capacities with a host of other organizations. If Johnson Controls directs a charitable donation to an organization in which a Johnson Controls Director, or their immediate family member, serves as a director, trustee, executive, advisor, or in other capacities with the organization, the Board must approve the donation. Any such donation approved by the Board will be limited to an amount that is less than 2% of that organization’s annual charitable receipts, and less than 2% of Johnson Controls’ total annual charitable contributions. In line with its matching gift policy for employees, going forward Johnson Controls will make an annual matching gift of up to $5,000 for each Director to qualifying charities.

COMMITTEES OF THE BOARD

The table below sets forth committee membership as of the end of fiscal year 2017 and meeting information for each of the Board Committees.

Name	Audit	Governance	Compensation	Executive	Date Elected/ Appointed to Board
Mr. David Abney	X				9/2/2016
Ms. Natalie Black		X(C)		X	9/2/2016
Mr. Michael E. Daniels			X(C)	X	3/10/2010
Mr. Juan Pablo del Valle Perochena		X			9/2/2016
Mr. W. Roy Dunbar			X		6/14/2017
Mr. Brian Duperreault		X			3/25/2004
Mr. George R. Oliver				X(C)	9/28/2012
Mr. Jürgen Tinggren (L)	X(C)			X	3/5/2014
Mr. Mark Vergnano	X				9/2/2016
Mr. R. David Yost			X		3/12/2009
Number of Meetings During Fiscal Year 2017	11	4	11	2

(L) = Lead Director

(C) = Committee Chair

During fiscal 2017, the full Board met six times. All directors except Mr. del Valle Perochena attended at least 90% of the Board and committee meetings on which he or she sits. Mr. del Valle Perochena attended 70% of such meetings, due to his absence from one Board and one committee meeting in order to be present at the birth of his child. The Board’s governance principles provide that Board members are expected to attend each Annual General Meeting in person or by phone. At the 2017 Annual General Meeting, all of our current Board members who were Board members at such time were in attendance.

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Audit Committee.    The Audit Committee monitors the integrity of Johnson Controls’ financial statements, the independence and qualifications of the independent auditors, the performance of Johnson Controls’ internal auditors and independent auditors, Johnson Controls’ compliance with legal and regulatory requirements and the effectiveness of Johnson Controls’ internal controls. The Audit Committee is also responsible for retaining, subject to shareholder approval, evaluating, setting the remuneration of, and, if appropriate, recommending the termination of Johnson Controls’ auditors. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Audit Committee are Messrs. Tinggren, Abney, Vergnano and Young, each of whom is independent under NYSE listing standards and SEC rules for audit committee members. Mr. Dunbar served on the Audit Committee from June 2017 to August 2017, at which time he became a member of the Compensation Committee. Mr. Tinggren is the chair of the Audit Committee as well as our independent lead director. The Board has determined that each of Messrs. Tinggren, Abney and Vergnano is an audit committee financial expert.

Governance Committee.    The Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the Director nominees for the Annual General Meeting, developing and recommending to the Board a set of corporate governance principles, and playing a general leadership role in Johnson Controls’ corporate governance. In addition, the Governance Committee oversees our environmental, health and safety management system and enterprise risk assessment activities. The Governance Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Governance Committee are Ms. Black and Messrs, Duperreault and del Valle Perochena, each of whom is independent under NYSE listing standards. Ms. Black chairs the Governance Committee.

Compensation Committee.    The Compensation Committee reviews and approves compensation and benefits policies and objectives, determines whether Johnson Controls’ officers, Directors and employees are compensated according to these objectives, and assists the Board in carrying out certain of its Board’s responsibilities relating to the compensation of Johnson Controls’ executives. The Compensation Committee operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Compensation Committee are Messrs. Daniels, Dunbar and Yost. Mr. Daniels is the chair of the Compensation Committee. Mr. Jeffery Joerres served as Chair of the Committee in fiscal 2017 until he resigned from the Board of Directors on August 16, 2017, at which time Mr. Daniels became the Chair. The Board of Directors has determined that each of the members of the Compensation Committee is independent under NYSE listing standards. In addition, each member is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934 and is an “outside director” as defined in section 162(m) of the U.S. Code. For more information regarding the Compensation Committee’s roles and responsibilities, see the Compensation Discussion and Analysis.

Executive Committee.    The Executive Committee assists the Board in fulfilling its oversight responsibility with its review and monitoring of major corporate actions including external corporate development activities, business portfolio optimization, capital appropriations and capital expenditures. The Executive Committee was established in September of 2016 and operates under a charter approved by the Board. The charter is posted on Johnson Controls’ website at www.johnsoncontrols.com and we will provide a copy of the charter to shareholders upon request. The current members of the Executive Committee are Messrs. Daniels, Oliver, Tinggren and Ms. Black. Mr. Oliver is the chair of the Executive Committee.

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Compensation Committee Interlocks and Insider Participation

During fiscal 2017, Messrs. Daniels, Dunbar, Joerres, and Yost served on the Compensation Committee. None of the members of the Compensation Committee during fiscal 2017 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

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COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes the compensation of our NEOs for fiscal year 2017. Our NEOs for fiscal year 2017 were the following individuals:

NEO	Position
George R. Oliver	Chairman & Chief Executive Officer
Alex A. Molinaroli	Former Chairman & Chief Executive Officer
Brian J. Stief	Executive Vice President & Chief Financial Officer
William C. Jackson	Vice President & President—Products, Building Technologies and Solutions
Joseph Walicki	Vice President & President—Power Solutions
Jeffrey Williams	Vice President & President—Building Solutions EMEA & LA

Important Compensation Committee Actions and Developments

Throughout 2017, the Compensation Committee (the “Committee”) actively evaluated existing executive compensation programs in light of continued organizational change as well as the 63% vote we received on our 2017 Say on Pay proposal. During our ongoing discussions with shareholders, we received clear feedback and concern about pay for performance alignment in three areas:

∎	Incentive plan metrics did not align closely enough with the company’s strategic and financial goals, particularly in the area of Free Cash Flow Conversion;

∎	Incentive goals did not demonstrate sufficient rigor in order that their achievement would lead to the creation of value for shareholders and provide competitive pay for competitive performance;

∎	Our legacy change in control agreements were excessive compared to industry norms, providing for higher overall benefits relative to competitive market practice.

Throughout fiscal year 2017 and into 2018, the Committee worked closely with management to initiate efforts and actions to develop and implement a comprehensive executive compensation program for the combined organization that took into account the concerns expressed by shareholders. In connection with this effort, the Committee commissioned an analysis of the various elements of our program in order to better understand how they fit with our business and talent needs, and compared to market trends. As a result of these efforts, the Committee took the following actions:

Committee Actions
Incentive Plan Metrics

Annual Incentive Performance Plan (AIPP)

For fiscal year 2018:

∎  Transitioned short-term performance metrics from Trade Working Capital improvements and Return on Sales to Free Cash Flow Conversion and Revenue Growth

∎  Retained the EBIT Growth metric

Long-Term Incentive Performance Plan (LTIPP) Beginning in fiscal year 2017: ∎ Introduced a TSR modifier relative to the S&P 500 Industrial Index

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Committee Actions
Incentive Plan Goals

∎  Implemented a rigorous goal-setting process for both short and long term incentive programs to drive and reward key performance metrics based on historical and competitive benchmarks

-    For fiscal year 2018, targets will reflect appropriate payouts relative to results; superior results will be required to achieve maximum payouts

Severance and Change of Control Arrangements

∎  In 2016, eliminated individual change in control agreements for newly hired executives and employees promoted into an officer role and implemented a severance and change in control policy more aligned with market practice

-    Executives with change in control agreements entered into prior to the merger (e.g., Messrs. Jackson, Walicki and Williams) will transition to the policy when their agreements expire in September 2019

∎  In December 2017, further revised the Severance and Change of Control Policy to more closely align it with market practice. The revisions:

-    Simplified the basis for cash severance in the event of a change in control, moving from base salary + the greater of the average of the annual bonuses for the three years preceding the change of control to base salary + target annual bonus

-    Reduced change of control payout multiples for executives other than the CEO, moving from 3x for all executives to 3x for the CEO and 2x for all other executives

-    Established appropriate restrictive covenants and more clearly defined circumstances under which an officer is eligible to invoke a “good reason” termination following a change in control

In connection with these revisions, Mr. Oliver voluntarily terminated his legacy Executive Employment Agreement and now participates in the revised Change of Control and Severance Policy for Officers.

Management and the Committee continue to focus on ensuring that our compensation programs support the strategic needs of our organization, drive pay and performance alignment, and contain strong governance features. Over the past year, we have evolved our programs and practices given direct feedback from our shareholders. Now, given the completion of the merger and the continuation of integration, the Company continues to evaluate fresh perspectives to ensure that our approaches to compensation represent leading best practices and are appropriately aligned with our business strategy. As such, we engaged Farient Advisors as our new independent compensation consultant in December 2017 to continue to closely monitor developments and trends in executive compensation and provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with our business and talent strategies and investor expectations. The Committee, which is now chaired by Michael Daniels, is committed to continuously evaluating the Company’s compensation programs in order to ensure their alignment with evolving market practice and be responsive to business and shareholder needs.

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EXECUTIVE SUMMARY

We believe in offering competitive compensation that (i) aligns with business results, (ii) is in the best interests of our shareholders, and (iii) delivers value to our executives, commensurate with performance. As a reflection of this belief, the development, review and approval of the compensation for our named executive officers (“NEOs”) is based on the following objectives and philosophy:

Objectives & Philosophy
Objectives of Executive Compensation Program

Our executive compensation program is designed to:

•     Build long-term shareholder value

•     Deliver sustained, strong business and financial results

•     Attract, motivate and retain a highly qualified and effective executive team

Philosophy of Executive Compensation Program

Our executive compensation philosophy is built on several principles:

•     Align compensation with shareholder interests

•     Avoid excessive risk-taking

•     Pay for performance (both company and individual), requiring superior results to achieve maximum payouts

•     Focus on the long term

•     Align compensation to market; targeting the 50th percentile for target performance

•     Provide an appropriate pay mix, with an increase in at-risk and performance-based compensation as executive responsibilities increase

2017 CEO Transition

On September 2, 2016, Johnson Controls, Inc. (“legacy Johnson Controls”) and Tyco International plc (“legacy Tyco”) combined to create Johnson Controls International plc (the “Merger”). In connection with the Merger, the Board of the newly formed company appointed Mr. Molinaroli as Chief Executive Officer and Mr. Oliver as President and Chief Operating Officer under the stipulation that Mr. Oliver would succeed Mr. Molinaroli as CEO on March 2, 2018 (the 18-month anniversary of the Merger). The Merger agreement also stipulated that Mr. Molinaroli would become Executive Chairman on September 2, 2016, and would serve in this role for 12 months after ceasing to be CEO, after which Mr. Oliver would become Chairman and CEO of the Company.

In August 2017, the Board of Directors decided to accelerate the transition of the roles of Chairman and CEO such that Mr. Oliver became Chairman and CEO effective September 1, 2017. In addition, Mr. Molinaroli ceased serving as a member of the Board on this date. For details of the impact of this transition on Mr. Molinaroli’s compensation, see page 67.

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Fiscal Year 2017 Business Performance

2017 was a year of continued transformation for the Company. During the first year as a combined company, we made significant progress bringing two market leading companies together as one. We integrated across geographies and our businesses are off to a strong start in streamlining our cost structure, which drove our 13% adjusted earnings per share growth for the year. With the organizational changes over the past year, we are well positioned to lead the evolution of building solutions and battery technologies. We believe the Company remains well-positioned strategically for long term success and to deliver healthy growth and profitability in 2018.

Driving a transformation of this magnitude required a tremendous amount of time and effort from our executive team as well as our teams around the globe. In addition to the significant progress on the integration, the management team remained focused on the Company’s strategic initiatives and financial objectives for fiscal year 2017. This continued focus translated into solid overall financial and operating performance for fiscal year 2017, including the following significant highlights:

∎	Increased adjusted diluted EPS 13% from $2.31 to $2.60

∎	Expanded EBIT margin by 90 basis points

∎	Made significant progress on its commitment to deliver over $1 billion in productivity and synergy savings by 2020 by achieving approximately $300 million in savings in fiscal year 2017

∎	Repurchased approximately 15.7 million of our shares at a cost of $651 million

In addition, during fiscal year 2017, we successfully executed on several actions to improve long-term shareholder value, including:

∎	Completed the separation of our automotive experience business and created a new, publicly-traded company called Adient plc (NYSE: ADNT) on October 31, 2016

∎	Completed the sale of our ADT business in South Africa for approximately $129 million, net of cash divested

∎	Subsequent to year end, we completed the sale of our Scott Safety business to 3M in October 2017 for net proceeds of approximately $1.9 billion

∎	Redeployed proceeds from the ADT South Africa and Scott Safety divestitures to pay down a substantial portion of Tyco International Holding Sarl’s $4.0 billion of merger related debt

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2017 Shareholder Feedback

Johnson Controls is committed to the interests of our shareholders and the delivery of shareholder value through sustainable growth strategies. We believe that, as part of this commitment, it is important to maintain ongoing dialogue with shareholders to solicit and respond to feedback about our executive compensation program. At our annual meeting of Johnson Controls shareholders in March 2017, 63% of the shareholder votes cast supported our executive compensation program in an advisory “say-on-pay” vote. We do not find this result to be satisfactory, and therefore, embarked on a shareholder outreach effort to solicit input and feedback on our executive compensation practices. In fiscal year 2017, the objectives of these discussions were to:

∎	Better understand shareholder views on executive compensation such that we could better align programs with shareholder objectives; and

∎	Be responsive to views that shareholders expressed in previous shareholder advisory votes on executive compensation.

Commenting on our compensation programs, these shareholders:

∎	Acknowledged that the Company underwent a tremendous amount of change;

∎	Stressed the importance of the linkage between pay and performance and the importance of using the correct incentive plan metrics and sufficiently rigorous goal setting; and

∎	Expressed concern over the impact of legacy change of control agreements.

The Committee believes it has taken several significant actions to address these issues as described above in “Important Compensation Committee Actions and Developments.” The Committee is committed to (i) continue to solicit shareholder feedback, and (ii) closely monitor developments in this area and make appropriate adjustments as market practice continues to evolve.

Key 2017 Compensation Decisions and Program Updates

Base Pay Decisions

∎	Base salaries for Messrs. Oliver and Molinaroli were determined as part of the Merger agreement negotiations; therefore, neither received a fiscal year 2017 base salary increase in October 2016. In connection with his transition to Chairman and CEO and increase in responsibilities, Mr. Oliver received a fiscal year 2018 base salary increase of 20% effective October 1, 2017.

∎	Messrs. Stief, Jackson, Walicki and Williams received base salary increases of 2.9% at the beginning of fiscal year 2017, based on their individual performance and consistent with the annual increase budget for all US employees.

2017 Incentive Program Decisions

∎	As part of our process for establishing targets for both the Annual Incentive Performance Plan (AIPP) and the Long-Term Incentive Performance Plan (LTIPP) for fiscal year 2017, the Committee reviewed the following data:

-	Our strategic and financial plans;

-	The global macroeconomic environment for fiscal year 2017 compared to fiscal year 2016, including global Gross Domestic Product growth as well as growth estimates in those countries where Johnson Controls has significant business operations;

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-	Growth estimates for construction spending and battery demand on a regional basis;

-	Company-specific factors including capital expenditure levels, restructuring and other investment initiatives; and

-	Projected earnings growth estimates from S&P 500 companies.

∎	Based on its review of the above information, the Committee chose to set the earnings growth thresholds, targets and maximums for fiscal year 2017 primarily in line with analyst consensus earnings estimates for the S&P 500. Further details regarding incentive targets for fiscal year 2017 grants for both the AIPP and LTIPP are provided in the “Elements of Executive Compensation Program” section of this CD&A.

∎	AIPP: The AIPP for fiscal year 2017 encourages executive officers to focus on financial performance based on earnings before interest and taxes (EBIT), return on sales (ROS), and trade working capital (TWC) improvements. These measures focus our executive officers on the Company’s performance and each business unit’s profitability, margin expansion, liquidity efficiency and overall health. The Committee believes focusing on these measurements creates long-term shareholder value.

∎	Fiscal year 2017 AIPP award payouts for NEOs were paid based on our EBIT growth, ROS and TWC results. Overall performance for these metrics resulted in the following payouts:

Business Unit	Actual Payout Multiplier (% of target bonus payable)
Corporate	108.1%
Products, Building Technologies and Solutions	59.0%
Power Solutions	107.5%

∎	In addition, fiscal year 2017 AIPP award payouts reflected NEO achievement of the strategic goals through the application of a +/-25% performance modifier. The Committee determined that each of the strategic initiative individual performance criteria were satisfied, and as a result, added the 25% modifier for all executives. See page 58 for details.

∎	LTIPP: For fiscal year 2017, the Committee reviewed LTIPP performance measures and decided to base target opportunities on pre-tax earnings growth and pre-tax return on invested capital (ROIC). These measures link directly to both our income statement and balance sheet and have a significant impact on long-term stock price and on meeting the investment community’s expectations. In order to more closely align executives’ long term interests with shareholders, the Committee introduced a LTIPP performance modifier based on total shareholder return (TSR).

∎	The Committee granted three forms of long-term incentive awards in fiscal year 2017:

-	Performance Share Units (PSUs) (50% weight): For the 2017–2019 performance cycle, NEOs received PSU target grants with values ranging from approximately $1,316,000 to $6,181,000. These awards are based 70% on pre-tax earnings growth and 30% on pre-tax ROIC over the performance period. Based on shareholder feedback, beginning with the 2017–2019 grant, awards will also be modified by -25% to +50% based on the Company’s TSR performance relative to S&P 500 Industrials. Overall performance for fiscal year 2017 portion of the award was 42.1% of weighted target performance, exclusive of the TSR multiplier.

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-	Restricted Share Units (RSUs) (25% weight): NEOs received RSU target grants with values ranging from approximately $658,000 to $2,861,500.

-	Share Options (25% weight): NEOs received share option target grants with values ranging from approximately $658,000 to $2,861,500. See page 60 for details.

Other Key Decisions

Compensation Peer Group Modifications

∎	Our fiscal year 2017 compensation peer group was approved by the Committee in September 2016 following the Merger. In March 2017, the Committee engaged Willis Towers Watson, our independent compensation consultant, to review the compensation peer group for continued appropriateness. The only change recommended and adopted as a result of this review was to remove Alcoa Inc. from the peer group as it split into two companies (Alcoa and Arconic), neither of which is closely aligned with our business.

Jeffrey Williams RSU Award

∎	In March 2017, Mr. Williams, who was previously Vice President Enterprise Operations & Engineering, accepted the officer position of Vice President & President, EMEA & Latin America—Building Technologies and Solutions. In connection with the significant increase in his responsibilities due to his new role, Mr. Williams’ annual incentive target increased from 85% to 90%. In addition, to reflect to his increased annual target equity value he received an additional annual RSU grant with a target value of $334,000 which will vest in March 2020. For more details regarding Mr. Williams’ global assignment package, see page 69.

Brian J. Stief Retention Award

∎	On September 14, 2017, Johnson Controls and Mr. Stief, terminated his previously existing Change of Control Executive Employment Agreement dated as of July 28, 2010. To incentivize Mr. Stief to terminate the previously existing agreement and defer his plans for retirement, the Committee approved a comprehensive retention arrangement for Mr. Stief designed to retain his services through December 2020. The Board of Directors and the Committee believe retaining the services of Mr. Stief will provide crucial continuity of senior management and will also facilitate and support the successful execution of the Company’s post-merger integration and succession planning activities. See page 62 for details.

Fiscal Year 2018 Program Updates

Incentive Plan Changes

For fiscal year 2018, we are changing AIPP metrics to better align the plan with shareholder interests and indicators of our profitability, focus on cash generation and top-line growth. AIPP metrics will be Free Cash Flow Conversion, EBIT Growth and Revenue Growth. The Committee and management believe these metrics will enhance focus on the primary concerns expressed by our shareholders regarding our 2017 performance and will be aligned with management objectives. The Committee also established targets such that superior results will be required to achieve maximum payouts.

Compensation Committee Independent Consultant

In December 2017, the Committee engaged Farient Advisors LLC as its new independent compensation consultant to continue to closely monitor developments and trends in executive

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compensation and provide recommendations for appropriate adjustments to the Company’s compensation program.

Car Allowance Program

To better align to market, beginning in 2018, we are transitioning from a car lease program to a car allowance program. When fully implemented, our NEOs will participate in the car allowance program offered to our general executive management team. While all of our NEOs currently participate in the car lease program, as their respective leases expire, an NEO will receive an annual car allowance of $15,000 upon their transition to the new car allowance program.

Change In Control and Severance Policy

Based on shareholder feedback and market data, the Committee made the following changes to our change in control and severance policy for fiscal year 2018:

∎	Upon a change in control, changed our severance multiple from 3 times base and bonus to, 3 times for the CEO and 2 times for all other officers

∎	Upon an involuntary separation from service, changed our severance multiple from 2 times base and bonus for all NEOs to 2 times base and bonus for the CEO and 1.5 times base and bonus for all other officers

∎	Redefined the bonus definition to be current annual bonus target

∎	Added an unlimited time for non-disparagement, trade secrets and confidential information

∎	Employee must affirmatively consent to be bound by all restrictive covenants as a condition of plan participation

∎	Amended the “Good Reason” definition to more closely align with market practice. The “Good Reason” definition now includes without the Participant’s written consent, a material reduction to the Participant’s base compensation or a material reduction to the Participant’s target incentive opportunities as in effect immediately prior to the change in control. Final determination of a claim for “Good Reason” termination will be at the sole discretion of the Administrator.

The revised policy applies to Mr. Oliver, all new executive hires, promotions and, with respect to executive officers who are currently covered by an employment agreement and change in control agreement (e.g., Messrs. Jackson, Walicki and Williams), on the termination date specified in such agreement. Mr. Stief is not subject to the revised policy.

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Compensation Discussion & Analysis — Program Details

Aligning Pay and Performance

Pay-for-performance is one of the key principles that make up our executive compensation philosophy. To ensure we’re upholding this principle, we use a balance of short- and long-term incentives as well as cash and non-cash compensation to meet our executive compensation program’s objectives. Incentive compensation programs for executives are designed to link compensation performance with the full spectrum of business goals, some of which are annual, while others take several years or more to achieve:

	Short-Term (Cash)	Long-Term (Equity)
	Annual Incentive	Performance Share Units	Restricted Share Units	Share Options
Objective	Short-term operational business priorities	Long-term strategic financial goals	Long-term shareholder value creation
Time Horizon	1 Year	3 Years	3 Years	10 Years
FY 2017 Measures	• 60% EBIT Growth • 20% ROS • 20% Trade Working Capital • Individual performance	• 70% Pre-Tax Earnings Growth • 30% Pre-Tax ROIC • Relative TSR vs. S&P 500	Share price	Share price

Consistent with our pay philosophy, 89% of Mr. Oliver’s compensation pay mix at the end of fiscal year 2017 was comprised of incentive-based pay. On average 81% of the fiscal year 2017 pay mix for our other NEOs was comprised of incentive-based pay.

To the extent target performance measures are not achieved, or they are exceeded, our NEOs generally will earn compensation below or above the target total compensation, respectively, supporting our pay-for-performance objectives.

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CEO 2017 Compensation Mix

Fiscal Year 2017 Share Ownership Guidelines

Our Share ownership guidelines require NEOs to hold significant amounts of Johnson Controls stock, which ties their compensation to Share performance as the increase or decrease in share price impacts their personal holdings. If an executive does not meet the minimum ownership guidelines within a five-year period, he or she cannot sell the shares until equity holdings meet the requirements. Until the share ownership guidelines are met, executives are required to retain after-tax shares resulting from an exercise of stock options and must retain shares resulting from the vesting of restricted stock or restricted stock units. Fiscal year 2017 guidelines for NEO share ownership were:

NEO	Required Minimum Ownership
George R. Oliver	6x base salary
All Other NEOs	3x base salary

All shares directly or indirectly owned by, and restricted share units granted to, executive officers count towards the requirement. Share options do not count. As of fiscal year end 2017, all executive officers had met or exceeded the applicable share ownership guideline, a strong reflection of our pay-for-performance culture and compensation philosophy.

Other key features of our Pay for Performance philosophy include:

∎	Pay recoupment policy: If the Compensation Committee determines that an executive engaged in conduct that caused, or partially caused, the need for a material restatement (other than a restatement due to changes in accounting policy), the Compensation Committee can require reimbursement from the executive. This “clawback” policy serves to increase transparency and discourage executives from engaging in behavior that could potentially harm the Company or its shareholders.

∎	Insider trading, anti-pledging and hedging policy: We prohibit short sales, pledging Company stock or hedging the economic risk related to such share ownership.

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Determining Compensation for 2017

The Committee evaluates many factors when designing and establishing executive compensation plans and targets. The following table outlines our key executive compensation practices:

What We Do	What We Don’t Do

✓   Pay for performance

✓   Target pay based on market-competitive norms

✓   Deliver total direct compensation primarily through variable pay

✓   Align short- and long-term incentive award goals with shareholders interests

✓   Provide strong oversight that ensures adherence to incentive grant regulations and limits

✓   Maintain robust share ownership requirements

✓   Adhere to an incentive compensation recoupment policy (“clawback” policy)

✓   Maintain insider trading, anti-hedging and anti-pledging policies

✓   Consult with an independent advisor on pay

×       Provide tax gross-ups, except in limited circumstances

×       Provide single trigger change in control arrangements

×       Re-price share options

×       Provide excessive perquisites

×       Reward executives without a link to performance

In addition to the key executive compensation practices and the program’s objectives, the Committee also considers, in a subjective manner, the following factors:

∎	The executive officer’s experience, knowledge, skills, record of performance level of responsibility and potential to influence our performance and future success;

∎	The executive officer’s prior salary levels, annual incentive award and long-term incentive awards;

∎	The business environment and our business objectives and strategy;

∎	The need to retain and motivate our executive officers;

∎	Corporate governance and regulatory factors related to executive compensation;

∎	Marketplace compensation levels and practices; and

∎	Shareholder perspectives.

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Benchmarking Our Program Against Peers

To gauge marketplace compensation levels and practice, in 2017 we worked with Willis Towers Watson, our independent compensation consultant, to benchmark against both general industry data (excluding financial service companies) adjusted for the approximate size and complexity of the Company, as well as the following compensation peer group companies:

Compensation Peer Group for 2017

– 3M Company – Alcoa Inc. – Caterpillar Inc. – Danaher Corp. – Deere & Company – Eaton Corporation	– DowDuPont Inc. – Emerson Electric Co. – General Dynamics – Honeywell International, Inc. – International Paper Company	– Lockheed Martin Corporation – Northrop Grumman Corporation – Raytheon Company – United Technologies Corporation – Whirlpool Corporation

The above compensation peer group was approved by the Committee in September 2016 following the Merger. In March 2017, the Compensation Committee engaged Willis Towers Watson, to review the compensation peer group for continued appropriateness. As a result of this review, Alcoa Inc. was removed from the group as it split into two companies (Alcoa and Arconic), neither of which is closely aligned with our business.

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ROLE OF THE COMPENSATION COMMITTEE

The Committee is comprised of non-employee independent directors who develop, amend and approve our executive compensation program. Each year, the Committee determines and approves the appropriate level of compensation for all executive officers other than the CEO. With respect to the CEO, the Committee recommends the appropriate level of compensation for approval by the independent directors of the Board. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range (+/-20%) around the 50th percentile of the Compensation Peer Group or, where data from the peer group are not available, general industry survey data. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Committee generally determines an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation programs. In addition, when determining the overall compensation of our NEOs, including base salaries and annual and long-term incentive amounts, the Committee considers, in a subjective manner, a number of factors it deems important, as outlined on the previous page.

The Committee makes the compensation decisions for the executive officers other than the CEO after careful review and analysis of appropriate performance information and market compensation data. While the Chairman and CEO makes recommendations to the Committee regarding the compensation of the other NEOs, the Committee, alone, recommends for approval by the independent directors of the Board, the compensation for the Chairman and CEO.

Beyond determining specific compensation for NEOs, the Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

Our Approach to Rewarding Performance

Annual Incentive

∎ Reward achievement of short-term individual and corporate performance goals

Restricted Share Units and Share Options

∎ Reward long-term financial results that drive value creation

∎ Reinforce ownership in the Company

∎ Support retention of executives

Performance Share Units

∎ Link compensation to building long-term shareholder value

∎ Reinforce ownership in the Company

∎ Support retention of executives

∎ Align executives’ long-term financial interests with those of our shareholders by modifying awards +50%/- 25% based on the Company’s stock price performance relative to S&P 500 Industrials

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ROLE OF THE CEO

The CEO provides recommendations to the Committee on the total direct compensation for each executive officer other than himself. The CEO does not make recommendations with respect to his own compensation.

The CEO’s recommendations for the other executive officers are based on his personal review of their performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation, subject to final approval by the independent members of the Board of Directors.

Compensation Risk Review

In establishing and reviewing the Company’s compensation programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking and has determined that they do not.

ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). However, to add rigor in the review process and to inform the Committee of market trends, the Committee engaged the services of Willis Towers Watson, an independent compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Committee’s goal to align executive officer interests with those of our shareholders. Willis Towers Watson also directly provided the Committee with the compensation peer group and other market data discussed previously, which the Committee references when determining compensation for executive officers.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with Willis Towers Watson to ensure executive compensation consulting independence. The process includes a review of the services Willis Towers Watson provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that New York Stock Exchange rules require. In addition to providing executive compensation consulting, other one-time professional services provided by Willis Towers Watson totaling $335,000 included $251,000 related to HR technology work for Tyco International of which Willis Towers Watson was the existing vendor (these services will not continue after fiscal year 2017), and $84,000 related to miscellaneous international projects.

The Compensation Committee has considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work performed by Willis Towers Watson. Based on this review, the Compensation Committee has determined that Willis Towers Watson is independent of the Company and its management, and did not identify any conflict of interest.

In December 2017, the Committee engaged Farient Advisors as its new independent compensation consultant to continue to closely monitor developments and trends in executive compensation and to provide recommendations for appropriate adjustments to the Company’s compensation program, policies, and practices in line with the Company’s business and talent strategies and investor expectations.

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Elements of the 2017 Executive Compensation Program

Our executive compensation programs are designed to align the interests of executives and shareholders and to encourage the personal and collective growth of executives through improved Company performance. The following chart highlights the key elements of the total rewards program:

Element	Purpose	Type of Compensation	Primary Influence Factors
Base Salary	Provides a fixed level of cash compensation that recognizes an individual’s role, skill, performance, contribution, leadership and potential	Cash	∎ Role ∎ Skill ∎ Sustained performance
Annual Incentive

Provides a cash-based incentive opportunity tied to the execution of the operating plan and other strategic goals which support the long-term sustainability of the Company.

Annual incentive award opportunities range from 0% - 200% of target based on the extent to which pre-established objectives are met as well as individual contributions and behaviors.

		Cash	∎ Earnings before interest and taxes (EBIT) growth ∎ Return on sales (ROS) ∎ Trade working capital (TWC) ∎ Individual performance (+/- 25%)
Long-Term Incentive ∎ Performance Share Units (PSUs) ∎ Share Options ∎ Restricted Share Units

Intended to attract, retain and motivate talent, and to align the interests of executives with the interests of shareholders by linking a significant portion of executives’ total pay opportunities to share price performance.

Provides long-term accountability for executives, and offers opportunities for capital accumulation.

		Long-Term Equity	∎ Share price performance ∎ Pre-Tax earnings growth ∎ Pre-Tax return on invested capital (ROIC) ∎ Relative total shareholder return (TSR) (+50/-25%)
Health and Welfare and Retirement Benefits	Provides for opportunities to contribute toward retirement savings and promote health and wellness.	Benefit	∎ Broadly applicable to all executives
Termination and Transition Benefits	Essential for attracting and retaining talent and helping to ensure the orderly exit and transition of executives.	Benefit	∎ Governed by plan documents approved by the Board and/or the Committee ∎ No new individual agreements for executive officers
Other Benefits and Perquisites	Help NEOs be more productive and efficient, and they provide protection from business risks and threats.	Benefit	∎ Perquisites limited in amount ∎ Committee maintains strict policy regarding eligibility and use

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Analysis of 2017 Compensation

Base Salary

Base pay recognizes each NEO’s role, skill, performance, contribution, leadership and potential. It is the only portion of executive total direct compensation that is not “at risk,” and helps us attract and retain individuals who have the leadership and management skills to drive the further growth and success of our business.

When establishing base pay for NEOs, the Compensation Committee considers an initial guideline the 50th percentile of the general industry data for comparable roles.

Fiscal Year 2017 Base Salary Decisions

Base salaries for Messrs. Oliver and Molinaroli were determined as part of the Merger agreement negotiations; therefore, neither received base salary increase in October 2016. In connection with his transition to Chairman and CEO, Mr. Oliver received a fiscal year 2018 base salary increase of 20% effective October 1, 2017.

Messrs. Stief, Jackson, Walicki and Williams received base salary increases of 2.9% at the beginning of fiscal year 2017, consistent with the annual increase budget for all US employees.

Fiscal year 2017 salaries in the following table were effective October 1, 2016 – September 30, 2017.

NEO	FY 2016 Base Salary (effective 9/30/16)	FY 2017 Base Salary (effective 10/1/16)	Percent Change
George R. Oliver	$1,250,000	$1,250,000	0%
Brian J. Stief	$721,000	$742,000	2.9%
William C. Jackson	$824,000	$848,000	2.9%
Joseph Walicki	$702,000	$722,000	2.9%
Jeffrey Williams	$721,000	$742,000	2.9%
Alex A. Molinaroli	$1,622,000	$1,622,000	0%

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Annual Incentive Performance Plan (AIPP)

Our AIPP rewards executives for their execution of our operating plan and other strategic initiatives, as well as for financial performance that benefits business and drives long-term shareholder value creation. It places a significant portion of total cash compensation at risk, thereby aligning executive rewards with financial results. It also offers an opportunity for meaningful pay differentiation tied to the performance of individuals and groups.

Rewarding Performance that Drives Business Success

The annual performance incentive encourages executive officers to focus on financial performance for the fiscal year by basing the award on the following metrics:

∎     EBIT Growth (60% weighting)

∎     ROS (20% Weighting)

∎     TWC (20% weighting)

∎     +/- 25% strategic modifier

With respect to our NEOs, our AIPP is an umbrella plan intended to satisfy the performance-based requirements of Section 162(m) of the Internal Revenue Code. The Committee determined that AIPP would be funded at maximum if a threshold Corporate net income is achieved. The Committee will apply negative discretion to reduce the funded award to the desired AIPP payment based on actual achievement.

For fiscal year 2017, AIPP financial measures were earnings before interest and taxes (EBIT) growth, return on sales (ROS), and trade working capital (TWC) as a percentage of sales. These measures focus our executive officers on the Company’s performance and the business’s profitability, operating strength and efficiency.

Performance Measure Definitions
Year-over-Year Segment EBIT	Return on Sales (ROS)	Trade Working Capital (TWC) as % of Sales
We define Segment EBIT as net income attributable to each business unit (Corporate is the aggregate of the two business units and Corporate), adjusted for income tax expense, financing costs, non-controlling interests and certain significant special items, such as transaction/ integration/ separation costs, impairment charges, acquisitions / divestitures, restructuring costs and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.	We define ROS as an internal financial measure that relates Segment EBIT to the sales of the business unit. Corporate is the aggregate of the two business units and Corporate.	We define TWC as % Sales as an internal financial measure that relates average TWC to the sales of the business unit. TWC is an internal financial measure of the sum of Accounts Receivable and Inventory less Accounts Payable. Corporate is the aggregate of the two business units and Corporate.

Each executive’s award payout was also impacted by their individual contributions to our strategic initiatives. Strategic initiatives are determined by management in consultation with the Compensation Committee and the Board. They are more long-term in nature and represent key areas of focus that are expected to have a positive impact on Company performance if executed well over time.

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Strategic Initiative +/-25%
∎ Achievement of Value Capture and Cost Synergy Targets ∎ Achievement of Cross Selling Targets (Orders Secured) ∎ Achievement of Culture Program Deployment

The Committee recommends to the independent directors the individual performance modifier for the CEO based on performance against the above strategic initiatives. The CEO recommends to the Committee the individual performance modifier for the NEOs based on performance against the above strategic initiatives.

For Messrs. Oliver and Stief, 100% of the financial portion of the AIPP earned is based on performance relative to corporate results. For Messrs. Jackson, Walicki and Williams, 50% of the financial portion of the AIPP earned is based on performance relative to their respective business unit’s results and 50% relative to corporate results. Actual payout can range from zero to two times the target payout percentage for the financial portion, depending on the achievement of goals, with the potential payments increasing as performance improves (though not above two times the target payout percentage).

Fiscal Year 2017 AIPP Performance

The Compensation Committee set the EBIT growth thresholds, targets and maximums for fiscal year 2017 using analyst consensus earnings estimates for the S&P 500 Industrials. The Committee set the thresholds, targets and maximums for ROS and TWC relative to the Company’s financial strategic plans to ensure it provided competitive incentive compensation based on market competitive performance while continuing to focus on strategic deliverables. The total strategic discretion for fiscal year 2017 was achieved at +25% as the Committee determined that each of the strategic initiative performance criteria were satisfied.

Performance Measures	FY 2017 Goals			FY 2017 Performance	FY 2017 Actual Awards (Non-Discretionary Portion)
	Threshold	Target	Maximum	Actual
Corporate
EBIT Growth (60%)	3.5%	7.0%	12.0%	9.0%
ROS (20%)	11.1%	11.7%	12.3%	11.9%	108.1%
TWC (20%)	12.5%	12.0%	11.5%	14.8%
Products, Building Technologies and Solutions
EBIT Growth (60%)	2.0%	5.5%	8.0%	3.3%
ROS (20%)	10.8%	11.4%	12.0%	11.3%	59.0%
TWC (20%)	11.8%	11.3%	10.8%	13.6%
Power Solutions
EBIT Growth (60%)	2.0%	5.0%	8.0%	6.0%
ROS (20%)	18.9%	19.9%	20.9%	20.3%	107.5%
TWC (20%)	20%	18.9%	18.1%	22.5%

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The table below summarizes the target award potential and actual payout amounts for Messrs. Oliver, Stief, Jackson, Walicki and Williams for fiscal year 2017 after applying the 25% individual performance modifier described above.

NEO	Award Target (as a % of Base Salary)	Award Target ($)	FY 2017 Actual Payout Amount ($)
George R. Oliver	145%	$1,812,500	$2,449,142
Brian J. Stief	110%	$816,200	$1,102,892
William C. Jackson	90%	$763,200	$797,069
Joseph Walicki	90%	$649,800	$875,607
Jeffrey Williams(1)	90%	$652,342	$761,935
Alex A. Molinaroli(2)	160%	$2,595,200	$0

(1)	Mr. Williams fiscal year 2017 AIPP award was prorated 5/12 based on 100% of corporate performance with a 85% award target for his time as Vice President Enterprise Operations & Engineering and was prorated 7/12 on 50% Corporate and 50% Building Technology and Solutions with a 90% award target for his current role as Vice President and President, Building Solutions EMEA & LA.
(2)	Mr. Molinaroli’s fiscal year 2017 AIPP award was cancelled based on the discretion of the committee per the terms of his Employment Agreement.

Long-Term Incentive Performance Plan (LTIPP)

Another key element in the compensation of our executive team is long-term equity incentive awards, which tie a significant portion of compensation to the Company’s performance over time. The design and structure of the long-term incentive performance plan (LTIPP) is reviewed annually to ensure that it remains appropriate for the size and scope of Johnson Controls.

In 2017, three different types of long-term incentives were granted to our NEOs:

∎	Performance share units (“PSUs”) (weighted 50% of the overall LTIPP target value), which vest at the end of three year-performance period and pay out only if specific performance metrics are met;

∎	Share options (weighted 25% of the overall LTIPP target value), which are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

∎	Restricted share units (“RSUs) (weighted 25% of the overall LTIPP target value), which vest in equal installments over three years and have a value that changes based on changes in the Company’s share price.

In total, we believe these grants provide a balanced focus on shareholder value creation and retention of key executives over the course of the vesting period. They are also reflective of market practice within our compensation peer group.

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FY 2017 LTIPP Grant
	Value of Share Options	Value of RSUs	Value of PSUs	Total Target Value of Award
George R. Oliver	$2,062,500	$2,062,500	$4,125,000	$8,250,000
Brian J. Stief	$670,750	$670,750	$1,341,500	$2,683,000
William C. Jackson	$689,750	$689,750	$1,379,500	$2,759,000
Joseph Walicki	$658,000	$658,000	$1,316,000	$2,632,000
Jeffrey Williams	$416,500	$750,500	$833,000	$2,000,000
Alex A. Molinaroli[1]	$2,861,500	$2,861,500	$6,181,000	$11,904,000

[1]	Mr. Molinaroli’s fiscal year 2017 share options and RSUs were forfeited as a result of his termination. He will receive a prorated portion of his PSUs at the end of the performance cycle based on our performance and the number of full months worked during the performance period.

Performance Share Units (PSUs)

Performance share units (PSUs) help to ensure our executives’ pay is directly linked to the achievement of strong, sustained long-term operating performance.

For fiscal year 2017, PSUs were tied to NEO performance over a three-year performance cycle with target opportunities based on pre-tax earnings growth and pre-tax return on invested capital (ROIC), as well as a relative total shareholder return (TSR) modifier. These measures link directly to both our income statement and balance sheet and have a significant impact on long-term stock price and on meeting the investment community’s expectations

TSR Modifier We adopted a Total Shareholder Return Modifier as part of our LTIPP design to better correlate NEO award payouts with our overall stock price and shareholder value.

Performance Measure Definitions
Return on Invested Capital (ROIC)	Year-over-Year Pre-Tax Earnings
We define ROIC as income before income taxes adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, divided by pre-tax invested capital. Pre-tax invested capital is defined as the monthly weighted average sum of shareholders equity plus total debt, less cash and income tax accounts, adjusted for acquisitions/divestitures and other special items.	We define pre-tax earnings as income before income taxes, adjusted for certain significant special items, such as transaction/ integration/ separation costs, gain or loss on divestitures, impairment charges, restructuring costs, and the adoption of new accounting pronouncements, all as reflected in our audited financial statements that appear in our Annual Report on Form 10-K.

Our Compensation Committee set the earnings growth and ROIC thresholds, targets and maximums for the fiscal years 2017-2019 LTIPP performance period based on both Johnson Controls’ long-term strategic plan, as well as consideration of long-term performance expectations for the S&P 500 Industrials. This approach ensures that we provide competitive incentive compensation based on market competitive performance while continuing to focus on our strategic long-term deliverables.

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FY 2017 LTIPP Grant (2017 – 2019)
Measure	Weighting	Weighting	Threshold	Target	Maximum
Pre-Tax Earnings Growth	70%	FY 2017	3.5%	7.0%	12.5%
Pre-Tax ROIC	30%	FY 2017	Level	+50 bps	+100 bps

Relative TSR Percentile of S&P 500	Modifier
<25th Percentile	-25%
25th – 75th Percentile	0%
75th – 90th Percentile	+25%
>90th Percentile	+50%

With respect to fiscal year 2017 Pre-Tax Earnings Growth was 9.3% and Pre-Tax ROIC was +40 bps, which resulted in aggregate performance for fiscal year 2017 of 42.1% of weighted target performance, exclusive of the TSR multiplier.

Share Options and Restricted Share Units (RSUs)

Awarding share options and RSUs our executive compensation philosophy and the principles of pay for performance. By awarding share options and RSUs, we link long-term incentives directly to our share price. If our share price decreases, so does the value of the executive officer’s compensation. Share options and RSUs also help us maintain competitive compensation levels in the market and retain high-performing employees through multi-year vesting requirements.

We valued fiscal year 2017 share options using a Black-Scholes valuation. Their exercise price is equal to the closing price of our common share on the date of the grant. Fifty percent of each share option award vests two years after the date of grant, and the other fifty percent vests three years after the date of grant. Share option vesting is subject to continued employment, with earlier vesting upon retirement, and share options have a ten-year exercise term. The Committee does not permit or engage in “backdating,” repricing or cash buyout of share options.

We value RSUs based on the closing price of our share at the date of grant. RSUs generally vest in equal installments over three years. If an executive officer holds unvested RSUs at retirement, that share continues to vest following retirement.

With respect to share options and RSUs granted to Messrs. Molinaroli, Oliver and Stief in fiscal 2017 (other than Mr. Stief’s retention RSUs granted on September 14, 2017), (i) so long as such awards have been outstanding for more than one year, (ii) the executive could not have been terminated for cause, and (iii) the executive is retirement eligible (each of Messrs. Molinaroli, Oliver and Stief are retirement eligible), then upon their respective terminations:

∎	RSUs will continue to vest according to their original vesting schedule; and

∎	Share options shall be exercisable in full without regard to any vesting requirements, and shall remain exercisable until the award’s expiration date.

As a result of these provisions, the share options and RSUs granted to Mr. Molinaroli on October 7, 2016 were forfeited in connection with his separation from the Company on September 1, 2017.

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RSU Award for Jeffrey Williams

In March 2017, Mr. Williams, who was previously VP Enterprise Operations & Engineering, accepted the officer position of Vice President & President, EMEA & Latin America – Building Technologies and Solutions. In connection with the significant increase in his responsibilities due to his new role, Mr. Williams’ annual incentive target increased from 85% to 90% and he received a one-time RSU grant with a target value of $334,000 which will vest in March 2020. See page X for more details regarding Mr. Williams’ global assignment package.

Retention Award for Brian J. Stief

Under the terms of his previously existing employment agreement and change of control signed prior to the Merger, Mr. Stief was eligible to trigger a “Good Reason” termination (due to changes in reporting relationships and responsibilities) any time prior to September 2019 and receive a cash severance payment of approximately $12 million (plus other benefits).

In consideration for Mr. Stief’s agreement to terminate his previously existing change of control agreement, and to incentivize Mr. Stief to remain Executive Vice President and Chief Financial Officer through December 2020, on September 14, 2017, the Committee approved the following retention awards to Mr. Stief under the Johnson Controls International plc 2012 Share and Incentive Plan (the “Plan”):

∎	299,251 RSUs, representing a target value of $12 million, which vest on or about December 7, 2020 (the “Vesting Date”). In the event of Mr. Stief’s death, disability, retirement or involuntary termination prior to the Vesting Date, such retention RSUs would immediately vest in full. However, in the event Mr. Stief remains continuously employed through the Vesting Date, the RSUs will be converted into PSUs if the performance goals established for the award are met at or above target, and they will be paid out in shares based on the level of attainment of such performance goals. These PSUs are subject to the same performance goals as the PSUs granted to all eligible employees in December 2017 under the Company’s LTIPP. If the award is converted into PSUs, then, consistent with the 2018 LTIPP awards, the PSUs may payout up to 200% of the original award in the event the performance goals are satisfied at the maximum level;

∎	99,750 PSUs, representing a target value of $4 million, which vest on or about December 7, 2020 at the end of a three-year performance period. The retention PSUs will be subject to the same performance criteria as the 2018 LTIPP awards. In the event Mr. Stief retires, or the Company terminates his employment other than for Cause, prior to end of the three-year performance period, he would be entitled to a pro-rated portion of the PSUs at the end of the performance period to the extent the performance criteria are met. In the event of Mr. Stief’s termination due to death or disability, he would be entitled to receive all of the PSUs at the end of the performance period, but only to the extent the performance criteria are met; and

∎	99,750 RSUs, representing a target value of $4 million, which vest on the third anniversary of the date of grant provided that Mr. Stief remains employed with the Company through the date of vesting. In the event of Mr. Stief’s termination due to death or disability, the RSUs would vest in full. In the event the Company terminates Mr. Stief’s employment other than for Cause, a pro rata portion of such RSUs will vest. Such RSUs would not vest in the event of Mr. Stief’s retirement prior to the third anniversary of the grant date.

All shares earned under any of the above retention awards will be credited to Mr. Stief’s account under the Company’s Deferred Compensation Plan.

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In addition, the Committee approved a separate agreement with Mr. Stief, which provides that to the extent the value of the retention RSUs/PSUs (without regard to any dividend equivalent units credited thereon) at the time of vesting is less than $12 million, the Company would pay Mr. Stief a cash payment representing the difference between $12 million and the value of the retention RSUs/PSUs (without regard to dividend equivalents) at the time of vesting. This agreement also includes an acknowledgement of the termination of Mr. Stief’s previously existing change of control agreement. In addition, Mr. Stief is not subject to the Company’s revised change of control and severance policy.

Other Benefits and Policies

Retirement Benefits

The following is a summary of the retirement benefits that we provided to our employees, including our NEOs, during 2017.

401(k) Plan

All U.S. employees are eligible for the 401(k) plan, including our NEOs. Participants can contribute up to 25% of their compensation on a pre-tax basis; however, executive officers can contribute only up to 6% of their compensation. Based on company performance, we match 75% to 100% of each dollar an employee contributes, up to 6% of the employee’s eligible compensation. In addition, the company makes a varied annual retirement contribution for eligible employees. This group of employees includes all NEOs. The contribution for this group of employees is between 1% and 7% of the participant’s eligible compensation and is based on the participant’s age and service. Both the matching contribution and the annual retirement contribution are subject to vesting requirements.

Prior to the Merger, legacy Johnson Controls also maintained a pension plan, which covered all U.S. salaried employees hired before January 1, 2006. This plan was frozen on December 31, 2014, and employees no longer accrue future pension benefits under this plan.

Retirement Restoration Plan

The Internal Revenue Code limits the benefits we can provide to employees under the 401(k) plan, including the annual retirement contribution. Thus, we sponsor the Retirement Restoration Plan, which allows all employees who are affected by these Internal Revenue Code limits to obtain the full intended benefit from the 401(k) plans without regard to such limits. All employees whose benefits under the 401(k) plan, as applicable, are affected by the Internal Revenue Code limits, including NEOs, are eligible for the Retirement Restoration Plan.

Executive Deferred Compensation Plan

The Executive Deferred Compensation Plan assists all senior leaders, including NEOs, with personal financial planning by allowing participants to defer compensation and associated taxes until retirement or termination of employment. It also assists senior leaders in the management of their executive share ownership requirements. Investment options in the Executive Deferred Compensation Plan mirror investment options available in our 401(k) Plan.

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Change to Plans for 2018

We conducted a review of our retirement benefits for all employees, including our executives, with the goal of providing benefits under a single set of plans for both legacy Johnson Controls, Inc. and legacy Tyco employees. Accordingly, effective January 1, 2018, we made the following changes:

∎	401(k). We amended our 401(k) plan to expand eligibility to legacy Tyco employees. We changed our company matching contributions for most participants, including our NEOs, to match 100% of each dollar an employee contributes up to 4% of the employee’s eligible pay, and 50% of each additional dollar up to a total of 6% of the employee’s eligible pay. We also changed our annual retirement contribution for eligible employees, including our NEOs, to limit contributions to between 1% and 5% of the participant’s eligible compensation. Both the matching contribution and annual retirement contribution continue to be subject to vesting requirements. There were no changes to the amount that participants can contribute under the plan.

∎	Retirement Restoration Plan. We amended our Retirement Restoration Plan to eliminate 401(k) spillover deferrals and employer matching contributions for all participants other than those participants who were officers of the Company immediately following the Merger, and certain other high-level employees who participated in the Retirement Restoration Plan prior to the Merger. As such, after January 1, 2018, all other participants in the Retirement Restoration plan will only be eligible to receive additional annual retirement contributions to the extent the participant’s annual retirement contributions under the 401(k) plan were limited by the Internal Revenue Code limits.

∎	Deferred Compensation Plan. We froze the Executive Deferred Compensation Plan and adopted a new Senior Executive Deferred Compensation Plan. The new Senior Executive Deferred Compensation Plan allows participants, including our NEOs, to defer base salary and annual bonus compensation and the associated taxes until retirement or termination of employment to assist such participants with personal financial planning. In addition, certain officers who previously participated in the prior Executive Deferred Compensation Plan and elected to defer their RSU and PSU awards may continue to defer such awards under the new Senior Executive Deferred Compensation Plan. The investment options under the new Senior Deferred Compensation Plan continue to mirror investment options in our 401(k) Plan.

Perquisites

We provide perquisites to help executive officers be more productive and efficient, and to provide protection from potential business risks. These perquisites are limited in amount and we maintain a strict policy regarding eligibility and use of these benefits. The Compensation Committee grants each executive officer a perquisite allowance of 5% of base salary annually. Perquisite funds not used in any given year may be carried over, but they may not be taken as cash or used for any purpose other than those listed below; upon termination, any unused funds are forfeited. Allowable perquisites include:

∎	Private club dues,

∎	Financial and tax planning, and

∎	Personal use of corporate aircraft capped at the amount available under the perquisite allowance for the CEO, and $10,000 per year for the other NEOs, with such amounts calculated pursuant to the Standard Industry Fare level, or SIFL rate.

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Pay Recoupment Policy

Our pay recoupment policy provides that, in addition to any other remedies available to it and subject to applicable law, if the Board or any Committee of the Board determines that any annual or other incentive payment, equity award or other compensation received by an executive officer resulted from any financial result or operating metric that was impacted by the executive officer’s fraudulent or illegal conduct, the Board or a Board Committee could recover from the executive officer that compensation it considered appropriate under the circumstances. The Board has the sole discretion to make any and all determinations under this policy.

Insider Trading, Anti-Hedging and Anti-Pledging Policy

We maintain an insider trading policy, applicable to all employees and directors. The policy provides that employees may not buy, sell or engage in other transactions in the Company’s stock while aware of material non-public information; buy or sell securities of other companies while aware of material non-public information about those companies that they became aware of as a result of business dealings between the Company and those companies; disclose material non-public information to any unauthorized persons outside of the Company; or engage short sales or hedging transactions through puts, calls, or any other derivative securities involving the Company’s securities. The policy also restricts trading for a limited group of Company employees (including executives and directors) to defined window periods that follow our quarterly earnings releases. In addition, the Company’s directors and executive officers are prohibited from pledging any Company securities held by them or their families as security for a loan, including by holding such securities in a margin account.

Executive Severance and Change in Control Policy

In an effort to bring our severance and change in control practices more in line with market practice, the Committee has implemented an Executive Severance and Change in Control Policy. As of the end of fiscal year 2017, the policy applied to all new executive hires, promotions and, with respect to executive officers who are currently covered by a pre-existing employment agreement and change in control agreement (e.g., Messrs. Oliver, Jackson, Walicki and Williams), on the termination date specified in such agreement.

The Change in Control and Severance Policy has been updated since the year of the fiscal year. As updated, the policy applies to Mr. Oliver as a result of his voluntary termination of his Executive Employment Agreement. Details on the updated policy, approved by the Committee and effective as of December 7, 2017, are shown in bold below.

	Change in Control Termination	Severance
Triggering Events

∎   Involuntary termination other than for Cause, permanent disability or death within the period beginning 60 days prior to and ending 2 years following a change in control

∎   Good Reason Resignation within the same time period

∎ Involuntary termination other than for Cause, permanent disability or death ∎ Good Reason Resignation

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	Change in Control Termination	Severance
Basis for Cash Severance

Base salary + the greater of the average of the annual bonuses for the three years preceding the change of control or the annual bonus for the most recently completed year

Effective December 7, 2017: Base salary + target annual bonus

Base salary + target annual bonus
Severance Multiple	3x Effective December 7, 2017: 3x CEO / 2x All Other NEOs)	1.5x Effective December 7, 2017: 2x CEO / 1.5x All Other NEOs
Release of Claims	Required	Required
Benefits Continuation	-Aligned with protection period Effective December 7, 2017: Aligned with severance multiple	2 years Effective December 7, 2017: Aligned with severance multiple
Equity Acceleration

∎  Compensation Committee to provide either for adjustment/assumption of award for a cash settlement

∎  Vest in full upon a subsequent termination without cause or with good reason within two years after the transaction (PSUs based on the higher of actual performance or target)

∎ Effective December 7, 2017: Pro-rated equity acceleration based on number of days worked during vesting period
Excise Tax Gross-up Payment	None	None

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	Change in Control Termination	Severance
Restrictive Covenants

∎  Perpetual confidentiality covenant

∎   One-year post-termination noncompetition covenant

∎   Two-year post-termination non-solicitation covenant (employees, customers)

∎  Effective December 7, 2017: Unlimited time for non-disparagement, trade secrets and confidential information; 1.5 year post-termination noncompetitive covenant; 2 year post-termination non-solicitation covenant; employee must affirmatively consent to be bound by these covenants as a condition of plan participation

∎  Perpetual confidentiality covenant

∎   One-year post-termination noncompetition covenant

∎   Two-year post-termination non-solicitation covenant (employees, customers)

∎  Effective December 7, 2017: Unlimited time for non-disparagement, trade secrets and confidential information; 1.5 year post-termination noncompetitive covenant; 2 year post-termination non-solicitation covenant; employee must affirmatively consent to be bound by these covenants as a condition of plan participation

Employment Agreement with Mr. Molinaroli

In connection with the Merger, the Board appointed Mr. Molinaroli as Chief Executive Officer and Mr. Oliver as President and Chief Operating Officer under the stipulation that Mr. Oliver would succeed Mr. Molinaroli as CEO on March 2, 2018 (the 18-month anniversary of the Merger). The Merger agreement also stipulated that Mr. Molinaroli would become Executive Chairman on September 2, 2016, and would serve in this role for 12 months after which Mr. Oliver would become Chairman and CEO of the Company.

In August 2017, the Board of Directors decided to accelerate the transition of the roles of Chairman and CEO such that Mr. Oliver became Chairman and CEO effective September 1, 2017. Mr. Molinaroli also ceased to serve as a member of the Board as of this date. In connection with his termination of employment, Mr. Molinaroli is eligible to receive severance benefits in accordance with his previously existing change of control agreement, including cash severance and pro rata bonus payments of approximately $63 million (as required by his previously existing agreement, Mr. Molinaroli’s severance and prorated bonus are calculated based on his 2016 incentive compensation data). In addition, he is entitled to receive the lump sum value of the employer non-matching contributions he would have accrued through September 2, 2018 (the second anniversary of the Merger) under the Johnson Controls’ 401(k) plan and the Johnson Controls’ Retirement Restoration Plan, and continued medical and welfare benefits until September 2, 2018. In addition, Mr. Molinaroli will be eligible to receive full or partial vesting of specified equity awards according to the terms of the award agreements (although he forfeited his restricted share unit award having a grant date fair value equal to $20 million granted on September 8, 2016 in connection with the Merger).

Mr. Molinaroli is subject to a customary covenant not to compete with the Company or solicit employees of the Company for specified periods after his departure.

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Employment Agreement with Mr. Oliver

Under the terms of Legacy Tyco’s Change in Control Severance Plan for Certain U.S. Officers and Executives (the “Tyco CIC Severance Plan”), Mr. Oliver would have been entitled to severance benefits as a result of the Merger due to his no longer being CEO of the Company. Therefore, in order to facilitate the Merger and the orderly CEO succession plan contemplated thereby, Mr. Oliver and legacy Tyco entered into an employment agreement, dated as of January 24, 2016, which became effective upon the completion of the Merger (the “Oliver Employment Agreement”). The terms of the Oliver Employment Agreement were generally comparable to the amended Molinaroli change of control agreement. During the 33 month period following the Merger date (the “initial employment period”), Mr. Oliver was entitled to a base salary of $1,250,000 per year, a target annual bonus opportunity of 135% of his then-current base salary, and an annual long-term incentive compensation opportunity target of at least $8.25 million. The Oliver Employment Agreement also includes severance provisions that were comparable to Mr. Molinaroli’s during the initial employment period. Mr. Oliver voluntarily terminated the Oliver Employment Agreement on December 8, 2017, and he is now subject to the Company’s revised severance and change in control policy.

Employment Agreements with Other NEOs

Messrs Jackson, Walicki and Williams are each party to a previously existing change of control employment agreement that provides for severance benefits in the event of a qualifying termination or a termination due to the executive’s death or disability. The previously existing change of control employment agreements provide that upon a qualifying termination or a termination due to the executive officer’s death or disability within 36 months following the Merger, Messrs. Jackson, Walicki and Williams would be entitled to the following:

∎	A lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s annual base salary and the greater of (a) the average of the executive officer’s annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change of control, and (b) the sum of the annual cash bonuses and long-term performance awards for the most recently completed fiscal year (such greater amount, “average performance bonus”);

∎	Payment of a pro rata portion of the executive officer’s average performance bonus (reduced, if the executive officer’s termination occurs on the change of control date, by the amount paid in respect of performance share unit awards as a result of a qualifying termination);

∎	a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued for the remainder of the employment period under the Legacy Johnson Controls’ pension plan and the Legacy Johnson Controls’ Retirement Restoration Plan, assuming the executive officer is fully vested in such benefits at the time of termination; and

∎	continued medical and welfare benefits for two years following termination of employment without cause or with good reason.

The previously existing change of control employment agreements require Messrs. Jackson, Walicki and Williams to comply with confidentiality provisions during employment and for two years following termination of employment. The Legacy Johnson Controls NEOs would generally have “good reason” to resign under their respective previously existing change of control employment agreements if, as determined in good faith by such executive:

∎	the Company assigned the executive officer to duties inconsistent with the executive officer’s position prior to the merger;

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∎	or the combined company took other actions to reduce the executive officer’s authority or responsibilities;

∎	the Company breached any provision of the change of control employment agreement relating to salary and any benefits required to be paid or provided following the merger (subject to the acknowledgment in the letter agreement described above);

∎	the Company required the executive officer to relocate;

∎	the Company terminated the executive officer’s employment other than as permitted by the change of control employment agreement; or

∎	the Company requested that the executive officer perform an illegal or wrongful act in violation of the combined company’s code of conduct.

As a result of the integration of legacy Johnson Controls, Inc. and legacy Tyco, including changes in reporting relationships and responsibilities, the Company believes that Mr. Jackson has the ability to trigger a “good reason” resignation at any time prior to September 2019 and receive the benefits described above. In addition, as described above, as a result of his retention award, Mr. Stief’s previously existing change of control employment agreement was terminated.

Global Assignment Agreement with Mr. Williams

In March 2017, Mr. Williams, who was previously VP Enterprise Operations & Engineering, accepted the officer position of Vice President & President, EMEA & Latin America – Building Technologies and Solutions. This new role required Mr. Williams to relocate from the United States to the United Kingdom for the duration of his three-year assignment, and in connection with this move Mr. Williams’ entered into a global assignment agreement that is substantially consistent with the policy applicable to all Johnson Controls employees and includes:

∎	A monthly allowance to offset the difference in costs for goods and services between the United States and the United Kingdom;

∎	A relocation allowance equal to 5% of base salary at the beginning of the assignment, as well as another 5% upon successful completion of the assignment;

∎	Furnished housing in the United Kingdom (conditional on Mr. Williams maintaining his housing in the United States);

∎	Reimbursement for certain dependent visitation from the United States;

∎	Tax equalization assistance to minimize, within practical limits, any tax advantage or disadvantage or the foreign assignment (in accordance with the Johnson Controls Tax Equalization Policy);

∎	Reimbursement for United Kingdom country club membership; and

∎	Reimbursement of repatriation fees (e.g. travel expenses back to the United States, 30 days of temporary housing and car rental, shipment of goods).

2018 Proxy Statement	69

Tax and Accounting Rules and Regulations

When determining total direct compensation packages, the Committee considers all factors that may have an impact on our financial performance, including tax and accounting rules and regulations under Section 162(m) of the Internal Revenue Code. The Code limits us from deducting compensation in excess of $1 million awarded to the principal executive officer or to the other three highest-paid executive officers. One exception to the Code is if compensation meets the requirements to qualify as performance-based compensation.

Our compensation philosophy strongly emphasizes performance-based compensation for our executive officers, thus minimizing the consequences of the Section 162(m) limitation. However, the Committee retains full discretion to award compensation packages that will best attract, retain, and reward successful executive officers. Therefore, the Committee may award compensation that is not fully deductible under Section 162(m) if the Committee believes it will contribute to the achievement of our business objectives.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Committee’s efforts to structure the Company’s incentive programs in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, and because of uncertainties as to the application and interpretation of Section 162(m) in the future, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will do so. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Compensation Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed with management this Compensation Discussion & Analysis and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

Submitted by the Compensation Committee:

Michael E. Daniels, Chair

Roy Dunbar

R. David Yost

70	2018 Proxy Statement

Executive Compensation Tables

The following table summarizes the compensation earned by our named executive officers in the fiscal years noted. For Messrs. Molinaroli, Stief, and Jackson, it is important to note that this information generally relates only to compensation paid by Johnson Controls International plc during the period after the Merger (i.e., from September 2, 2016 until September 30, 2017), and does not include compensation that Legacy Johnson Controls paid prior to the Merger in fiscal 2016 or prior years. Mr. Molinaroli served as Chairman and Chief Executive Officer until September 1, 2017, at which time Mr. Oliver assumed such roles.

Summary Compensation Table for Fiscal Years 2017, 2016 and 2015

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock/Unit Awards ($)(1) (2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
George R. Oliver	2017	1,250,000	-	6,187,444	2,359,750	2,449,142	-	346,169	12,592,506
Chairman & Chief Executive Officer	2016	1,018,939	-	3,605,930	3,550,446	1,250,000	-	182,560	9,607,875
	2015	1,000,000	-	3,712,813	3,982,890	-	-	276,248	8,971,951
Brian J. Stief	2017	742,000	-	22,012,083	670,473	1,102,892	-	276,604	24,804,052
EVP & Chief Financial Officer	2016	60,083	-	4,250,255	-	1,557,362	-	-	5,867,700
William C. Jackson	2017	848,000	-	2,069,205	689,467	797,069	-	263,026	4,666,767
VP and President	2016	68,667	-	3,000,101	-	1,491,959	-	-	4,560,727
Joseph Walicki	2017	722,000	-	1,935,434	657,730	875,607	23,484	238,900	4,453,155
VP and President
Jeffrey Williams	2017	742,000	-	1,583,425	416,327	761,935	34,504	604,647	4,142,838
VP and President
Former Officer
Alex A. Molinaroli	2017	1,486,833	-	9,042,440	2,860,359	-	43,494	64,849,251	78,282,377
Former Chairman and Chief Executive Officer	2016	135,167	-	27,024,053	-	5,449,922	733,491	13,054,137	46,396,770

(1)	Deferred Amounts Included: We have not reduced amounts that we show to reflect a named executive officer’s election, if any, to defer the receipt of compensation into our qualified and nonqualified deferred compensation plans

(2)

Stock/Unit Awards and Option Awards: The amounts in columns (e) and (f) reflect the fair value of equity awards granted in fiscal 2017, 2016, and 2015. The equity awards granted in fiscal 2017 to each named executive officer consisted of share options, restricted share units (“RSUs”) and performance-vesting restricted share units (“PSUs”). The amounts in columns (e) and (f) represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718, excluding the effect of estimated forfeitures. For share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For PSUs, fair value is based on a model that considers the closing market price of our ordinary shares on the date of grant, the range of shares subject to such stock award, and the estimated probabilities of vesting outcomes. The value of PSUs included in the table assumes target performance. The values of the PSUs at the

2018 Proxy Statement	71

grant date if the highest level of performance conditions were to be achieved would be as follows Mr. Oliver—$10,312,430; Mr. Stief—$11,312,452; Mr. Jackson—$3,448,729; Mr. Walicki—$3,193,692; Mr. Williams—$2,082,462; and Mr. Molinaroli—$15,452. Footnote 12 to our audited financial statements for the fiscal year ended September 30, 2017, which appears in our Annual Report on Form 10- K that we filed with the Securities and Exchange Commission on November 21, 2017, includes assumptions that we used in the calculation of the equity award values. In the case of Mr. Stief’s 299,251 retention RSUs granted on September 14, 2017 that may potentially convert to PSUs if the performance goals established for the award are met at or above target, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. The values of the retention RSUs at the grant date if the highest level of performance conditions were to be achieved would be $23,999,930. Mr. Molinaroli’s share options with a grant date fair value of $2,860,359 and RSUs with a grant date fair value of $2,861,468 were forfeited in connection with his separation from the Company.

(3)	Non-Equity Incentive Plan Compensation: The amounts reported in column (g) for each named executive officer reflect annual cash incentive compensation.

(4)	Change In Pension Value: The amounts reported in column (h) for each named executive officer reflect the actuarial increase in the present value of benefits under the qualified defined benefit pension plan established by Johnson Controls, determined as of the measurement dates used for financial statement reporting purposes for fiscal year 2017 and using interest rate and mortality rate assumptions consistent with those reflected in our audited financial statements for the fiscal year ended September 30, 2017. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what the calculations assume. Changes in the present value of the named executive officer’s benefits are the result of the assumptions applied (as discussed in the footnotes to the “Pension Benefits as of September 30, 2017” table below). No named executive officer received preferential or above market earnings on nonqualified deferred compensation.

(5)	All Other Compensation: The fiscal 2017 amounts reported in column (i) for each named executive officer consist of the following:

Named Executive	Personal Use of Company Aircraft (a)	Expatriate and Relocation Benefits (b)	Tax Gross- Up (c)	Retirement Plan Contributions (d)	CIC Cash Severance (e)	Company Vehicle (f)	Miscellaneous (g)	Total All Other Compensation (h)
George R. Oliver	105,290	18,244	34,560	182,325	-	5,750	-	346,169
Brian J. Stief	-	-		251,197	-	10,606	14,801	276,604
William C. Jackson	-	-		232,196	-	18,538	12,292	263,026
Joseph Walicki	-	-		216,165	-	14,852	7,883	238,900
Jeffrey Williams	-	156,156	139,831	263,127	-	6,333	37,100	604,647
Alex A. Molinaroli	50,368	-		919,350	63,841,816	8,192	29,525	64,849,251

(a)	The Summary Compensation Table reflects, the aggregate incremental pre-tax cost to the Company for personal use of aircraft for fiscal 2017, which was calculated using a method that takes into account the incremental cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other variable costs. Because our aircraft are used primarily for business travel, the calculation does not include the fixed costs that do not change based on usage, such as pilots’ salaries, the acquisition costs of the Company owned or leased aircraft, and the cost of maintenance not related to trips.

72	2018 Proxy Statement

(b)	The Company provided relocation benefits in accordance with company policy to Mr. Oliver in fiscal 2017, to assist his relocation to Johnson Controls headquarters after the Merger. Mr. Williams received relocation benefits as part of his expatriate assignment set forth below.

	Housing	Relocation Benefits	Other Expatriate Benefits & Allowances	Total
Jeffrey Williams	53,639	68,946	33,571	156,156

(c)	The amount shown for Mr. Oliver represents a tax gross-up payment made with respect to the relocation benefits disclosed in the preceding footnote. The amount shown for Mr. Williams represents tax equalization payments made to him in connection with his expatriate assignment.

(d)	Retirement plan contributions include matching contributions made on behalf of each executive to the Company’s tax-qualified 401(k) plans and Retirement Restoration Plan. In addition, for Mr. Oliver, it includes matching contributions with respect to the legacy Tyco non-qualified Supplemental Savings and Retirement Plan (“SSRP”).

(e)	Mr. Molinaroli’s cash severance amount was subject to a 6-month delay pursuant to Code Section 409A and will be paid to him in March 2018.

(f)	Amounts reflect costs attributable to the personal use of a vehicle.

(g)	Miscellaneous compensation includes payments with respect to club dues for Messrs. Stief, Jackson, Walicki, Williams and Molinaroli and payments with respect to financial planning for Messrs. Stief, Williams and Molinaroli.

2018 Proxy Statement	73

Grants of Plan-Based Awards Table

The following table summarizes cash-based and equity-based awards for each of the named executive officers that were granted in fiscal year 2017.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards(5) ($/Share)	Grant Date Fair Value of Stock and Option Awards(6) ($)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
George R. Oliver	NA	[7]	906,250	1,812,500	3,625,000	-	-		-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	284,994	41.73	2,359,750
	10/7/2016		-	-	-	-	-	-	49,424	-		2,062,464
	11/30/2016		-	-	-	45,853	91,707	229,267	-	-	-	4,124,981
Brian J. Stief	NA	[7]	408,100	816,200	1,632,400	-	-	-	-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	80,975	41.73	670,473
	10/7/2016		-	-	-	-	-	-	16,072	-	-	670,685
	11/30/2016		-	-	-	14,912	29,824	74,560	-	-	-	1,341,484
	9/8/2017		-	-	-				399,001	-	-	15,999,940
	9/8/2017		-	-	-	49,875	99,750	199,500	-	-	-	3.999,975
William C. Jackson	NA	[7]	381,600	763,200	1,526,400	-	-	-	-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	83,269	41.73	689,467
	10/7/2016		-	-	-	-	-	-	16,528	-	-	689,713
	11/30/2016		-	-	-	15,334	30,669	76,672	-	-	-	1,379,492
Joseph Walicki	NA	[7]	324,900	649,800	1,299,600	-	-	-	-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	79,436	41.73	657,730
	10/7/2016		-	-	-	-	-	-	15,767	-	-	657,957
	11/30/2016		-	-	-	14,200	28,401	71,002	-	-	-	1,277,477
Jeffrey Williams	NA	[7]	326,171	652,342	1,304,683	-	-	-	-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	50,281	41.73	416,327
	10/7/2016		-	-	-	-	-	-	9,980	-	-	416,465
	11/30/2016		-	-	-	9,259	18,519	46,297	-	-	-	832,985
	3/8/2017		-	-	-	-	-	-	8,118	-	-	333,975
Former Officer
Alex A. Molinaroli	NA	[7]	1,297,600	2,595,200	5,190,400	-	-	-	-	-	-	N/A
	10/7/2016		-	-	-	-	-	-	-	345,454	41.73	2,860,359
	10/7/2016		-	-	-	-	-	-	68,571	-	-	2,861,468
	11/30/2016		-	-	-	68,708	137,416	343,540	-	-	-	6,180,972

74	2018 Proxy Statement

(1)	Amounts reported in columns (c) through (e) represent the range of potential cash payments under the annual performance bonuses that could have been earned under the Johnson Controls Annual Incentive Performance Plan for fiscal 2017, as described above under the heading “Annual Incentive Performance Plan (AIPP),” in the Compensation Discussion & Analysis. Threshold amounts assume minimum performance levels are achieved with respect to each performance measure.

(2)	Amounts in columns (f) through (h) show the range of potential share payouts for the PSUs granted to our named executive officers assuming that threshold, target and maximum performance conditions are achieved as described in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion & Analysis. The number of performance-based share units that are earned, if any, will be based on performance for fiscal years 2017 to 2019 and will be determined after the close of fiscal year 2019.

(3)	Amounts in column (i) show the value of the RSUs granted to the named executive officers in October 2016 as described in the section titled “Long-Term Incentive Performance Plan” in the Compensation Discussion & Analysis. These awards vest in equal installments over three years. For Mr. Stief it also includes 399,001 RSUs granted in September 2017 in connection with his retention award as described in the section titled “Retention Award for Brian Stief” in the Compensation Discussion & Analysis. For Mr. Williams it includes 8,118 RSU’s granted in March 2017 in connection with his promotion. 99,750 of Mr. Stief’s retention RSUs and Mr. Williams’ promotion RSUs vest three years from the date of grant. 299,251 of Mr. Stief’s retention RSUs vest in December 2020 and may convert to PSUs after performance results are determined.

(4)	Amounts in column (j) show the value of the share options granted for fiscal 2017, as described above under the heading “Long-Term Incentive Performance Plan” in the Compensation Discussion & Analysis. The share options vest 50% on the second anniversary of the grant date and 50% on the third anniversary of the grant date, contingent on the NEOs continued employment, and expire, at the latest, on the tenth anniversary of the grant date.

(5)	Share Options were granted with an exercise price per share equal to our closing stock price on the date of grant.

(6)	Amounts in column (l) show the grant date fair value of the option awards, RSUs and PSUs granted to the named executive officers. These amounts represent the fair value of the entire amount of the award calculated in accordance with Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718), excluding the effect of estimated forfeitures. For grants of share options, amounts are computed by multiplying the fair value of the award (as determined under the Black-Scholes option pricing model) by the total number of options granted. For grants of RSUs, fair value is computed by multiplying the total number of shares subject to the award by the closing market price of our ordinary shares on the date of grant. For grants of PSUs, the reported fair value assumes achievement of target performance, which is the probable outcome of performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period.

(7)	The award reflected in this row is an annual incentive performance award that we granted for the performance period of fiscal year 2017, the material terms of which we describe in the Compensation Discussion & Analysis section titled “Annual Incentive Performance Plan.”

2018 Proxy Statement	75

Outstanding Equity Awards at 2017 Fiscal Year-End Table

The following table shows, for each of the named executive officers, all equity awards that were outstanding as of September 30, 2017. Dollar amounts are based on the NYSE closing price of $40.29 for the Company’s common stock on September 29, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
George R. Oliver					154,483	6,224,120	91,707	3,694,875
	73,404	-	$21.22	8/18/2018
	271,177	-	$13.84	10/7/2018
	199,659	-	$16.10	10/1/2019
	166,523	-	$17.79	10/12/2020
	140,097	-	$21.14	10/12/2021
	353,542	-	$26.19	11/20/2022
	176,718	-	$26.19	11/20/2022
	232,497	77,499	$35.86	11/20/2023
	165,924	165,922	$41.86	11/25/2024
	118,567	355,701	$34.82	10/12/2025
	-	248,994	$41.73	10/7/2026
Brian J. Stief					627,083	25,265,179	129,574	5,220,536
	37,986	-	$28.14	10/1/2020
	37,443	-	$26.30	10/7/2021
	23,334	-	$25.67	10/5/2022
	15,577	-	$44.57	11/19/2023
	17,459	17,461	$46.29	11/18/2024
	-	49,519	$40.42	10/7/2025
	-	80,975	$41.73	10/7/2026
William C. Jackson					221,980	8,943,588	30,669	1,235,654
	93,337	-	$26.30	10/7/2021
	58,390	-	$25.67	10/5/2022
	44,445	-	$44.57	11/19/2023
	22,487	22,489	$46.29	11/18/2024
	-	54,223	$40.42	10/7/2025
	-	83,269	$41.73	10/7/2026
Joseph Walicki					172,716	6,958,740	28,401	1,144,276
	14,326	-	$28.14	10/1/2020
	13,566	-	$26.30	10/7/2021
	17,473	-	$25.67	10/5/2022
	12,403	-	$44.57	11/19/2023
	7,856	7,857	$46.29	11/18/2024
	4,733	4,733	$42.67	1/5/2025
	-	54,307	$40.42	10/7/2025
	-	79,436	$41.73	10/7/2026

76	2018 Proxy Statement

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Jeffrey Williams					197,975	7,976,420	18,519	746,131
	26,047	-	$26.53	10/1/2018
	37,986	-	$28.14	10/1/2020
	30,931	-	$26.30	10/7/2021
	39,831	-	$25.67	10/5/2022
	19,196	-	$44.57	11/19/2023
	10,475	10,477	$46.29	11/18/2024
	3,217	3,220	$42.67	1/5/2025
	-	33,343	$40.42	10/7/2025
	-	50,281	$41.73	10/7/2026
Alex A. Molinaroli					739,549	29,796,436	41,988	1,691,705
	146,517		$28.14	10/1/2020
	135,664		$26.30	10/7/2021
	79,119		$25.67	10/5/2022
	70,654		$28.32	1/23/2023
	166,119		$44.57	11/19/2023
	184,421		$46.29	11/18/2024

(1)	Vesting information for each outstanding option award for the named executive officers is described in the table below.

Vesting Date	Exercise Price	George R. Oliver	Brian J. Stief	William C. Jackson	Joseph Walicki	Jeffrey Williams	Alex A. Molinaroli
		Number of Shares Underlying Vesting Awards
2017
10/12/2017	$34.82	118,567
11/20/2017	$35.86	77,499
11/20/2017	$41.86	82,961
11/18/2017	$46.29		17,461	22,489	7,857	10,477
11/18/2017	$42.67				4,733	3,220
10/7/2017	$40.42		24,759	27,111	27,153	16,671
2018
10/12/2018	$34.82	118,567
11/20/2018	$41.86	82,961
10/7/2018	$41.73	124,497	40,487	41,634	39,718	25,140
10/7/2018	$40.42		24,760	27,112	27,154	16,672
2019
10/7/2019	$41.73	124,497	40,488	41,634	39,718	25,141
10/12/2019	$34.82	118,567

2018 Proxy Statement	77

(2)	The amounts in columns (f) and (g) reflect, for each named executive officer, the number and market value of RSUs which had been granted as of September 30, 2017, but which remained subject to additional vesting requirements. Scheduled vesting of all RSUs and the number of shares underlying awards, for each of the named executive officer is as follows:

Vesting Date	George R. Oliver	Brian J. Stief	William C. Jackson	Joseph Walicki	Jeffrey Williams	Alex A. Molinaroli
	Number of Shares Underlying Vesting Awards
2017
10/7/2017	13,729	5,357	5,509	5,255	3,326
10/8/2017	2,746
11/18/2017		10,803	13,914	7,790	8,472
12/7/2017		45,439	58,480	34,306	37,738
2018
3/2/2018						739,549
3/8/2018					2,706
9/28/2018	100,545
10/7/2018	16,475	64,744	70,536	70,382	43,349
2019
3/8/2019					2,706
9/2/2019		56,691	56,691	34,014	56,691
9/8/2019		39,691	11,340	15,713	36,953
10/7/2019	16,474	5,358	5,510	5,256	3,328
2020
3/8/2020					2,706
9/14/2020		99,750
12/7/2020		299,251
10/12/2019

(3)	The amounts in columns (h) and (i) reflect, for each named executive officer, the number and market value of PSUs at target which had been granted as of September 30, 2017. The number of shares earned will depend upon actual performance relative to the applicable performance metrics at the end of the performance period. All PSUs will vest on 12/7/2019, except for 99,750 PSUs granted to Mr. Stief which will vest on 12/7/2020.

Option Exercises and Stock Vested Table

The following table shows, for each of the named executive officers, the amounts realized from options that were exercised and RSUs that vested during fiscal 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)
George R. Oliver	-	-	120,727	4,977,733
Brian Stief	-	-	23,500	1,116,182
William C. Jackson	-	-	67,137	3,188,667
Joseph Walicki	39,721	548,532	3,769	180,426
Jeffrey Williams	39,071	115,259	5,833	279,232
Alex A. Molinaroli	97,678	480,722	262,935	12,485,575

78	2018 Proxy Statement

(1)	The amounts in column (e) represent the product of the number of shares a named executive officer acquired on vesting and the closing market price of the shares on the vesting date, plus the value of dividend equivalents released, if any.

Pension Benefits As of September 30, 2017

The following table sets forth certain information with respect to the potential benefits to our named executive officers under the Johnson Controls qualified pension plan as of September 30, 2017. Only those named executive officers who participate in the plan are included in the table.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)
Joseph Walicki	Johnson Controls Pension Plan	26.25	$919,889
Jeffrey Williams	Johnson Controls Pension Plan	30.67	$1,246,045
Alex A. Molinaroli	Johnson Controls Pension Plan	30.00	$1,315,073

(1)	Amounts in this column reflect the following assumptions: A calculation date of September 30, 2017, a 3.78% discount rate for the Johnson Controls Pension Plan, retirement occurring at normal retirement age based on Social Security Normal Retirement Age minus three years, and applicability of the 2009 Static Mortality Table for Annuitants per Treasury Regulation 1.430(h)(3)-1(e), that we used for financial reporting purposes as of September 30, 2017. The valuation method used to determine the present value of the accumulated benefit is the same as the method we used for financial reporting purposes as of September 30, 2017. The value that an executive will actually receive under these benefits will differ to the extent facts and circumstances vary from what these calculations assume

Johnson Controls Pension Plan. The Johnson Controls Pension Plan is a frozen defined benefit pension plan that provides benefits for most non-union U.S. employees hired before January 1, 2006, including Messrs. Walicki, Williams and Molinaroli. Because Messrs. Oliver, Stief and Jackson were employed by Johnson Controls after January 1, 2006, they are not participants in the Pension Plan. Subject to certain limitations that the Code imposes, the monthly retirement benefit payable under the Johnson Controls Pension Plan to participants, at normal retirement age in a single life annuity, is determined as follows:

•	1.15% of final average monthly compensation times years of benefit service, plus

•	0.55% of final average monthly compensation in excess of Social Security covered compensation times years of benefit service (up to 30 years)

Service after December 31, 2014 does not count as benefit service in this formula. For purposes of this formula, “final average monthly compensation” means a participant’s gross compensation, excluding certain unusual or non-recurring items of compensation, such as severance or moving expenses, for the highest five consecutive years of the last ten consecutive years of employment occurring prior to January 1, 2015. “Social Security covered compensation” means the average of the Social Security wage base for the 35 years preceding a participant’s normal retirement age. Normal retirement age for Johnson Controls Pension Plan participants is age 65.

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Participants in the Johnson Controls Pension Plan generally become vested in their pension benefits upon completion of five years of service. The Pension Plan does not pay full pension benefits until after a participant terminates employment and reaches normal retirement age. However, a participant who terminates employment may elect to receive benefits at a reduced level at any time after age 55, as follows: If a participant terminates employment prior to age 55 and completing 10 years of service, then the reduction is 5% for each year that benefits begin before their Social Security retirement age; and if a participant terminates employment on or after age 55 and after completing 10 years of service, then the reduction is 5% for each year that benefits begin before the three years preceding the participant’s Social Security retirement age. Mr. Williams is currently eligible for early retirement under the Pension Plan.

Non-Qualified Deferred Compensation Table at Fiscal Year-End

The following table presents information on the non-qualified deferred compensation accounts of each named executive officer at September 30, 2017.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
George R. Oliver	133,800	170,725	182,222	-	1,438,711
Brian J. Stief	793,208	222,047	243,027	-	1,261,907
William C. Jackson	3,312,904	205,696	(216,677)	-	3,306,068
Joseph Walicki	92,783	184,365	22,348	-	303,028
Jeffrey Williams	106,188	228,677	24,051	-	362,543
Former Officer
Alex A. Molinaroli	3,521,368	884,900	511,334	-	23,009,208

(1)	Amounts in column (b) include employee contributions under the Johnson Controls Executive Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. The Johnson Controls Executive Deferred Compensation Plan allows participants to defer up to 100% of their annual bonuses, long-term performance share units and restricted share awards. The Retirement Restoration Plan allows executive officers to defer up to 6% of their compensation that is not eligible to be deferred into the Johnson Control 401(k) plan because of qualified plan limits that the Code imposes. All of the amounts shown in columns (b) are also included in the Summary Compensation Table.

(2)	Amounts in column (c) include employer contribution under the Retirement Restoration Plan. The Retirement Restoration Plan, also credits participants with an amount equal to the difference between the amount of retirement contributions made under the 401(k) plan and what such retirement contribution would have been without regard to the Code limits. In addition, for Mr. Oliver it also includes Company contributions, respectively, under the Legacy Tyco SSRP, a non-qualified retirement savings plan. Under the terms of the SSRP, an eligible executive may choose to defer up to 50% of his or her base salary and up to 100% of his or her performance bonus. All of the amounts shown in columns (c) are also included in the Summary Compensation Table.

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(3)	The Aggregate Earnings reported in column (d) are not “above-market or preferential earnings” and therefore are not required to be reported in the Summary Compensation Table. For Messrs. Oliver, Stief, Jackson, Walicki, Williams, and Molinaroli, the amounts in column (d) reflect all investment earnings, net of fees, on amounts that have been deferred under the Johnson Controls Deferred Compensation Plan and the Johnson Controls Retirement Restoration Plan. Investment earnings include any amounts relating to appreciation in the price of our ordinary shares, and negative amounts relating to depreciation in the price of ordinary shares because the deferred amounts include deferred share units, the value of which is tied to the value of our ordinary shares. In addition, for Mr. Oliver the amounts in column (d) also include earnings or (losses) on his notional account in the Legacy Tyco SSRP. Investment options under the Johnson Controls nonqualified deferred compensation plans include only funds that are available under Johnson Controls tax-qualified 401(k) retirement plans, and investment options under the SSRP include only funds that are available under Tyco’s tax- qualified 401(k) retirement plans.

Potential Payments upon Termination and Change in Control

The following table summarizes the severance and other enhanced benefits that would have been payable to the named executive officers upon termination of employment or upon the occurrence of a change in control subsequent to the Merger, assuming that the triggering event or events occurred on September 30, 2017. Equity award amounts are based on the closing share price of our ordinary shares of $40.29 on the NYSE on September 29, 2017.

The Johnson Controls Inc. and Tyco Merger was deemed to constitute a change in control under the change in control employment agreements and equity compensation plans maintained by Legacy Johnson Controls and under the Legacy Tyco Change in Control Severance Plan for Certain U.S. Officers and Executives (the “CIC Severance Plan”) and equity compensation plans, triggering certain enhanced benefits for a period following the Merger, as described in the footnotes below the following table. The hypothetical benefits shown below under the Change-in-Control columns reflect amounts that would have been payable in connection with a change in control subsequent to the Merger under the arrangements described below. The hypothetical benefits shown below under the “Other Terminations” columns reflect amounts that would have been payable under the various circumstances set forth taking into account the fact that the Merger is treated as a change-in-control under certain plans and agreements applicable to the NEOs.

	Change in Control (other than the Merger)		Other Terminations (including the impact of the Merger as a change in control trigger)
Name/Form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Without Cause/Good Reason Resignation ($)	Voluntary Resignation/ Retirement(6) ($)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
George R. Oliver
Severance(1)	-	11,097,423	-	11,097,423	-	11,097,423
Benefit Continuation(2)	-	397,603	-	397,603	-	369,914
Accelerated Vesting of Equity Awards(3)(4)	-	6,498,061	-	6,498,061	2,166,716	12,252,118

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	Change in Control (other than the Merger)		Other Terminations (including the impact of the Merger as a change in control trigger)
Name/Form of Compensation	Without Qualified Termination ($)	With Qualified Termination ($)	With Cause ($)	Without Cause/Good Reason Resignation ($)	Voluntary Resignation/ Retirement(6) ($)	Death or Disability ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Brian J. Stief
Severance(5)	-	-	-	-	-	-
Benefit Continuation	-	-	-	-	-	-
Accelerated Vesting of Equity Awards(3)(4)	-	-	-	-	13,203,320(4)	30,485,715

William C. Jackson
Severance(1)	-	13,616,255	-	12,003,723	-	12,003,723
Benefit Continuation(2)	-	400,281	-	66,120	-	31,792
Accelerated Vesting of Equity Awards(3)	-	6,958,428	-	6,958,428	6,958,428	10,179,242

Joseph Walicki
Severance(1)	-	8,939,424	-	8,939,424	-	8,939,424
Benefit Continuation(2)	-	386,634	-	71,893	-	45,065
Accelerated Vesting of Equity Awards(3)	-	5,603,976	-	5,603,976	-	8,103,016

Jeffrey Williams
Severance(1)	-	9,073,220	-	9,073,220	-	9,073,220
Benefit & Perquisite Continuation(2)	-	459,778	-	229,040	-	195,468
Accelerated Vesting of Equity Awards(3)(4)	-	5,901,906	-	5,901,906	2,688,690	8,722,551

(1)

For Mr. Oliver, amounts shown include amounts that would have payable under his employment agreement upon a termination by us without cause or by Mr. Oliver with good reason (a “Tyco qualifying termination of employment”), or a termination due to Mr. Oliver’s death or disability, in each case on September 30, 2017, which was within the agreement’s protected 33 month period following the Merger. These amounts include: (a) a lump sum severance payment equal to three times the sum of Mr. Oliver’s annual base salary and a bonus amount calculated using the greater of his target bonus for the year of termination or his annual bonus for the most recently completed fiscal year; and (b) payment of a prorated portion of the bonus amount for the year of termination. Note, however, that on December 8, 2017, Mr. Oliver agreed to waive any rights he had under his employment agreement and is instead now covered by the Johnson Controls International plc Severance and Change in Control Policy for Officers. For Messrs. Jackson, Walicki and Williams, amounts shown include severance amounts that would have been payable under the executive officers’ respective change in control employment agreements upon a termination by us without cause or by the officer with good reason (a “Legacy Johnson Controls qualifying termination”), or a termination due to the executive officer’s death or disability, in each case on September 30, 2017, which is within the protected 36-month period following the Merger (such protected period, the “employment period”). These amounts include: (a) a lump sum severance payment equal to three times the executive officer’s annual cash compensation, which includes the executive officer’s

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annual base salary and the greater of (i) the average of the executive officer’s annualized annual cash bonuses and long-term performance awards for the three fiscal years preceding the change of control, and (ii) the sum of the annual cash bonuses and long-term performance awards for the most recently completed fiscal year (such greater amount, “average performance bonus”); (b) payment of a pro rata portion of the executive officer’s average performance bonus for the year of the termination.

(2)	For Messrs. Jackson, Walicki and Williams, amounts shown include (i) the value of continued medical and welfare benefits through September 2, 2018 following termination of employment without cause or with good reason under the arrangements described in the preceding footnote and (ii) a cash payment equal to the lump sum value of the additional benefits the executive officer would have accrued through September 2, 2018 under pension and/or retirement plans, assuming the executive officer is fully vested in such benefits at the time of termination. For Mr. Oliver, amounts shown include: (i) the value of continued medical and welfare benefits for two years following termination of employment without cause or with good reason and (ii) a cash payment equal to the lump sum value of additional benefits Mr. Oliver would have accrued under retirement plans, assuming he is fully vested in such benefits at the time of termination.

(3)	Amounts represent the intrinsic value of unvested equity awards that would have vested upon the indicated triggering event for the named executive officers.

(4)	For Messrs. Oliver, Stief and Williams, who were retirement eligible under applicable plans as of September 30, 2017, the value of certain equity awards that would vest on an accelerated basis upon retirement is presented in the table above in column (f). The value of certain equity awards that would continue to vest according to their original vesting schedule upon retirement is not included.

(5)	In connection with receiving his retention RSU/PSU award, Mr. Stief agreed to waive any severance benefits he would be entitled to receive under his employment agreement or any company severance policy.

(6)	A voluntary resignation is a resignation without good reason as defined under applicable agreements and plans. As a result of the Merger and the integration of Legacy Johnson Controls and Legacy Tyco, including changes in reporting relationships and responsibilities, facts already exist that entitle certain executives of the Company to terminate their employment for good reason during applicable periods as specified in such agreements and plans. Mr. Jackson is one of those executives who currently has good reason to terminate his employment. However, this column shows the benefits he would have received if he had terminated on September 30, 2017 without good reason.

As noted above, Messrs. Oliver, Stief and Williams were retirement eligible under applicable plans as of September 30, 2017. For Messrs. Oliver, Stief and Williams, upon the executive’s retirement:

i.	the Company is not obligated to pay severance;

ii.	with respect to equity awards granted prior to the Merger or in relation to the merger;

•	for Mr. Oliver, the terms of the equity awards granted prior to September 2, 2016 generally provide that if he were to retire at least one year following the grant of such award, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award;

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•	for Messrs. Stief and Williams with respect to share options, the vesting of any unvested share options that were granted to the executive under the Legacy Johnson Controls Omnibus Incentive Plan that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•	for Messrs. Stief and Williams with respect to RSU awards, (A) for certain awards, the executive would retain his RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted in 2015 and 2016, the executive would either vest pro rata in the award based on the number of full months of service completed since the grant of the award or fully vest in the award (however, in each case, the award agreements provide that the executive would not earn the award if he engaged in conduct harmful to the best interests of the Company after his retirement);

iii.	with respect to equity awards granted for fiscal year 2017:

•	for Messrs. Oliver and Stief with respect to share options, the vesting of any unvested share options that were granted to the executive that were outstanding for at least one full calendar year after the year of grant would accelerate so that all of the options would be exercisable in full (and the executive would forfeit all other options that have not been outstanding for at least one full calendar year after the date of grant);

•	for Messrs. Oliver and Stief with respect to RSU awards, (A) for certain awards, the executive would retain his shares of restricted share and RSUs that had not vested at the time of retirement, and they would continue to vest on the normal vesting schedule, and (B) for certain awards granted to Mr. Stief in 2017, he would either fully vest in the award or forfeit the award;

•	for Mr. Williams with respect to share options and RSU awards, the applicable award would accelerate and vest pro rata based on the number of full months of service completed since the grant date of the award; and

•	for Messrs. Oliver, Stief and Williams with respect to PSUs, the executive would earn the units that he held at retirement based on actual performance at the end of the performance period, but the amount would be pro-rated based on the number of full months employment during the performance period.

In addition, Mr. Williams and Mr. Walicki would be eligible to receive pension benefits upon retirement. For an estimate of the value of these pension benefits, please see the Pension Benefits Table above.

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THE ANNUAL GENERAL MEETING –

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual General Meeting. These questions and answers may not address all questions that may be important to you. For more information, please refer to the more detailed information contained elsewhere in this proxy statement, including the documents referred to or incorporated by reference herein. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Why did I receive this Proxy statement?

We have sent this notice of annual general meeting and proxy statement, together with the enclosed proxy card or voting instruction card, because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting on March 7, 2018. This proxy statement contains information about the items being voted on at the Annual General Meeting and important information about Johnson Controls. Our 2017 Annual Report on Form 10-K, which includes our consolidated financial statements for the fiscal year ended September 30, 2017 (the “Annual Report”), is enclosed with these materials.

Who is entitled to vote?

Each holder of Johnson Controls ordinary shares in our register of shareholders (such owners are often referred to as “shareholders of record,” “record holders” or “registered shareholders”) as of the close of business on January 3, 2018, the record date for the Annual General Meeting, is entitled to attend and vote at the Annual General Meeting. On January 3, 2018, there were [            ] ordinary shares outstanding and entitled to vote at the Annual General Meeting. Any Johnson Controls shareholder of record as of the record date who does not receive notice of the Annual General Meeting and proxy statement, together with the enclosed proxy card or voting instruction card and the Annual Report, may obtain a copy at the Annual General Meeting or by contacting Johnson Controls at +353-21-423-5000.

We have requested that banks, brokerage firms and other nominees who hold ordinary shares on behalf of the owners of the ordinary shares (such owners are often referred to as “beneficial shareholders” or “street name holders”) as of the close of business on January 3, 2018 forward these materials, together with a proxy card or voting instruction card, to such beneficial shareholders. Johnson Controls has agreed to pay the reasonable expenses of the banks, brokerage firms and other nominees for forwarding these materials.

Finally, Johnson Controls has provided for these materials to be sent to persons who have interests in its ordinary shares through participation in Johnson Controls’ retirement savings plans. These individuals are not eligible to vote directly at the Annual General Meeting. They may, however, instruct the trustees of these plans how to vote the ordinary shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

How many votes do I have?

Every holder of an ordinary share on the record date will be entitled to one vote per share for each matter presented at the Annual General Meeting. Because each Director’s election is the subject of a separate resolution, every holder of an ordinary share on the record date will be entitled to one vote per share for each separate Director election resolution.

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What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

SHAREHOLDER OF RECORD

If your shares are registered directly in your name, in our share register operated by our transfer agent, Wells Fargo Shareowner Services, or its successor, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy to the persons named in the proxy card (see “How Do I Appoint and Vote via a Proxy?” below), or to grant a written proxy to any other person, which person does not need to be a shareholder, or to attend and vote in person at the Annual General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint the officers of the Company named therein as your proxy.

BENEFICIAL OWNER

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and are also invited to attend the Annual General Meeting. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual General Meeting if you follow the instructions described below under “Admission to the Annual General Meeting” and “How do I vote?” Your bank, broker or other nominee has enclosed a voting instruction card for you to use in directing your bank, broker or other nominee as to how to vote your shares, which may contain instructions for voting by telephone or electronically.

How do I vote?

A proxy card is being sent to each shareholder of record as of the record date. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. Otherwise, you can vote in the following ways:

∎	By Mail: If you are a holder of record, you can vote by marking, dating and signing the appropriate proxy card and returning it by mail in the enclosed postage-paid envelope. If you beneficially own your ordinary shares, you can vote by following the instructions on your voting instruction card.

∎	By Internet or Telephone: You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or the voting instruction card or in the Notice of Internet availability of proxy materials previously sent to you. If you are not a holder of record, you can vote using a touchtone telephone by calling 1-800-454-8683.

∎	At the Annual General Meeting: If you are planning to attend the Annual General Meeting and wish to vote your ordinary shares in person, we will give you a ballot at the meeting. Shareholders who own their shares in “street name” are not able to vote at the Annual General Meeting unless they have a proxy, executed in their favor, from the holder of record of their shares.

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Even if you plan to be present at the Annual General Meeting, we encourage you to complete and mail the enclosed card to vote your ordinary shares by proxy. Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Standard Time, on March 6, 2018.

How do I appoint and vote via a proxy?

If you properly fill in your proxy card appointing an officer of the Company as your proxy and send it to us in time to vote, your proxy, meaning one of the individuals named on your proxy card, will vote your shares as you have directed. You may also grant a written proxy to any other person by filling in the proxy card and identifying the person, which person does not need to be a shareholder, or attend and vote in person at the Annual General Meeting. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors “FOR” each Director and “FOR” each of the agenda items listed above.

If a new agenda item or a new motion or proposal for an existing agenda item is presented to the Annual General Meeting, the Company officer acting as your proxy will vote in accordance with the recommendation of our Board of Directors. At the time we began printing this proxy statement, we knew of no matters that needed to be acted on at the Annual General Meeting other than those discussed in this proxy statement.

Whether or not you plan to attend the Annual General Meeting, we urge you to submit your proxy. Returning the proxy card or submitting your vote electronically will not affect your right to attend the Annual General Meeting. You must return your proxy cards by the times and dates set forth below under “Returning Your Proxy Card” in order for your vote to be counted.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?

Your shares will be voted according to the specific instructions you have indicated on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card but do not indicate specific instructions for voting, you instruct the proxy to vote your shares, “FOR” each Director and “FOR” all other proposals. For any other matter which may properly come before the Annual General Meeting, and any adjournment or postponement thereof, you instruct, by submitting proxies with blank voting instructions, the proxy to vote in accordance with the recommendation of the Board of Directors.

May I change or revoke my vote after I return my proxy or voting instruction card?

You may change your vote before it is exercised by:

∎	If you voted by telephone or the Internet, submitting subsequent voting instructions through the telephone or Internet;

∎	Submitting another proxy card (or voting instruction card if you beneficially own your ordinary shares) with a later date; or

∎	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Annual General Meeting.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

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What does it mean if I receive more than one proxy or voting instruction card?

It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and Annual Report will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future. In addition, if you are the beneficial owner, but not the record holder, of our shares, your broker, bank or other nominee may deliver only one copy of the proxy statement and Annual Report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Shareholders who wish to receive a separate written copy of the proxy statement, now or in the future, should submit their request to us by telephone at +353-21-423-5000 or by submitting a written request to Johnson Controls Shareholder Services, Johnson Controls International plc, One Albert Quay, Cork, Ireland.

What vote is required to approve each proposal at the Annual General Meeting?

Johnson Controls intends to present proposals numbered one through eight for shareholder consideration and voting at the Annual General Meeting. The vote required to approve each proposal is described below:

1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2019:

(a) Natalie A. Black	(b) Michael E. Daniels	(c) W. Roy Dunbar
(d) Brian Duperreault	(e) Simone Menne	(f) George R. Oliver
(g) Juan Pablo del Valle Perochena	(h) Jürgen Tinggren	(i) Mark Vergnano
(j) R. David Yost	(k) John D. Young

The election of each director nominee requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration, which in each case, requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers, which will be considered approved with the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting. The advisory vote on executive compensation is non-binding, meaning that our Board of Directors will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies as a result of the vote.

6.	To approve the authorization for the Board of Directors to issue shares up to 33% of its issued share capital, which requires the affirmative vote of a majority of the votes properly cast (in person or by proxy) at the Annual General Meeting.

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7.	To approve the authorization for the Board of Directors to issue shares for cash up to a maximum of approximately 5% of issued share capital (Special Resolution), which requires the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

8.	By separate resolutions to approve (a) a reduction of the Company’s capital and (b) a clarifying amendment to the Company’s Articles of Association to facilitate the capital reduction, (Special Resolutions) which each require the affirmative vote of at least 75% of the votes properly cast (in person or by proxy) at the Annual General Meeting.

What is the quorum requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Johnson Controls’ ordinary shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

∎	are present and vote in person at the meeting;

∎	have voted by telephone or the Internet; OR

∎	you have submitted a proxy card or voting instruction form by mail.

What is the effect of broker non-votes and abstentions?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to the rules of The New York Stock Exchange (the “NYSE”). We believe the following proposals will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you: Proposal No. 1 (Election of Directors) and Proposal No. 5 (Advisory Vote on Executive Compensation) Therefore your broker will not be able to vote your shares with respect to these proposals unless the broker receives appropriate instructions from you.

How will voting on any other business be conducted?

Other than matters incidental to the conduct of the Annual General Meeting and those set forth in this proxy statement, we do not know of any business or proposals to be considered at the Annual General Meeting. If any other business is proposed and properly presented at the Annual General Meeting, the proxy holders must vote in accordance with the instructions given by the shareholder. You may specifically instruct the proxy holder how to vote in such a situation. In the absence of specific instructions, by signing the proxy, you instruct the proxy holder to vote in accordance with the recommendations of the Board of Directors.

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Important notice regarding the availability of proxy materials for the Annual General Meeting:

Our proxy statement for the Annual General Meeting and the form of proxy card are available at www.proxyvote.com.

As permitted by SEC rules, we are making this proxy statement available to our shareholders electronically via the Internet. On January 19, 2018, we first mailed to our shareholders a Notice containing instructions on how to access this proxy statement and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Returning Your Proxy Card

Shareholders who are voting by mail should complete and return the proxy card as soon as possible. In order to assure that your proxy is received in time to be voted at the meeting, the proxy card must be completed in accordance with the instructions and received at one of the addresses set forth below by the dates and times specified:

Ireland:

By 5:00 p.m., local time, on March 6, 2018 by hand or mail at:

Johnson Controls International plc

One Albert Quay

Cork, Ireland

United States:

By 5:00 p.m., Eastern Standard Time, on March 6, 2018 by mail at:

Broadridge Financial Solutions

c/o Vote Processing

51 Mercedes Way

Edgewood, NY 11717

If your shares are held beneficially in “street name,” you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Johnson Controls shares on your behalf.

Admission to the Annual General Meeting

All shareholders are invited to attend the Annual General Meeting. For admission to the Annual General Meeting, shareholders of record should bring the admission ticket attached to the enclosed proxy card to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. Beneficial owners who wish to vote in person at the Annual General Meeting are requested to obtain a “legal proxy” executed in their favor, from their broker, bank,

90	2018 Proxy Statement

nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual General Meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares. Registration will begin at 2:00 pm, local time, and the Annual General Meeting will begin at 3:00 pm, local time.

Johnson Controls Annual Report

The Johnson Controls International plc 2017 Annual Report containing our audited consolidated financial statements with accompanying notes is available on the Company’s Web site in the Investor Relations Section at www.johnsoncontrols.com. Copies of these documents may be obtained without charge by contacting Johnson Controls by phone at +353-21-423-5000. Copies may also be obtained without charge by contacting Investor Relations in writing, or may be physically inspected, at the offices of Johnson Controls International plc, One Albert Quay, Cork, Ireland.

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 30, 2017, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials at www.proxyvote.com, and in the Investor Relations section of the Company’s website at www.johnsoncontrols.com.

Costs of Solicitation

We will pay the cost of solicitation of proxies. We have engaged Mackenzie Partners as the proxy solicitor for the Annual General Meeting for an approximate fee of $12,500, plus expenses. In addition to the use of the mails, certain of our Directors, officers or employees may solicit proxies by telephone or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares.

We are furnishing this proxy statement to our shareholders in connection with the solicitation of proxies by our Board of Directors for use at an Annual General Meeting of our shareholders. We are first mailing this proxy statement and the accompanying form of proxy to shareholders beginning on or about January 19, 2018.

Shareholder Proposals for the 2019 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Memorandum and Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the proxy statement for next year’s Annual General Meeting must be received by Johnson Controls no later than September 21, 2018. Such proposals should be sent to our Secretary at our registered address, which is: One Albert Quay, Cork, Ireland. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association, and must be a proper subject for shareholder action under applicable law. Any shareholder proposal that is not submitted for inclusion in the proxy statement but is instead sought to be presented directly at the 2019 Annual General Meeting must be received by the Secretary at the

2018 Proxy Statement	91

address listed above no earlier than December 5, 2018. Securities and Exchange Commission rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with this deadline and in certain other cases notwithstanding the shareholder’s compliance with this deadline.

New proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented. Note that if specific voting instructions are not provided to the proxy, shareholders who submit a proxy card instruct the proxy to vote their shares in accordance with the recommendations of the Board of Directors with regard to the items appearing on the agenda.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s Web site (www.sec.gov).

The SEC’s Web site contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC Web site. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a Web site on the Internet at www.johnsoncontrols.com. We make available free of charge, on or through our Web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this proxy.

92	2018 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of registered shares beneficially owned as of January 10, 2018 by each current director, each named executive officer and the directors and executive officers of Johnson Controls as a group.

Beneficial Owner	Title	Number of Ordinary Shares Beneficially Owned(1)(2)	Pct of Class	Cash Settled Stock Units(3)

David P. Abney	Director
Natalie A. Black	Director
Michael E. Daniels	Director
Roy Dunbar	Director
Brian Duperreault	Director
William Jackson	Named Executive Officer
Simone Menne	Director Nominee
Alex A. Molinaroli	Former Chairman and CEO(4)
George R. Oliver	Chairman and CEO
Juan Pablo del Valle Perochena	Director
Brian Stief	Named Executive Officer
Jürgen Tinggren	Director
Mark Vergnano	Director
Joseph A. Walicki	Named Executive Officer
Jeffrey M. Williams	Named Executive Officer
R. David Yost	Director
John D. Young(5)	Director
All current Directors and executive officers as a group (19 persons)	Director

*          Less than 1.0%

(1)        The number shown reflects the number of ordinary shares owned beneficially as of January 10, 2018, based on information furnished by the persons named, public filings and Johnson Control’s records. A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment authority with respect to the shares listed. To the extent indicated in the notes below, ordinary shares beneficially owned by a person include ordinary shares of which the person has the right to acquire beneficial ownership within 60 days after January 10, 2018. There were              Johnson Controls ordinary shares outstanding on such date.

(2)        Includes the maximum number of shares for which these individuals can acquire beneficial ownership upon (i) the exercise of share options that are currently vested or will vest within 60 days of January 10, 2018 as follows: Mr. Jackson,             ; Mr. Oliver,             ; Mr. Stief,             ; Mr. Walicki,             ; and Mr. Williams,             .

(3)        Reflects ordinary share equivalents under deferred and equity based compensation plans. Each stock unit is intended to be the economic equivalent of one ordinary share of Johnson Controls International plc ordinary share. Units are settled in the form of cash and are not settled in the form of ordinary shares. These amounts are not included in the amounts in the “Number of Ordinary Shares Beneficially Owned” column.

2018 Proxy Statement	93

(4)        Mr. Molinaroli left his role as Chairman and CEO effective September 1, 2017.

(5)        Mr. Young became a director on December 7, 2017.

The following table sets forth the information indicated for persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding ordinary shares.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Ordinary Shares Outstanding

Dodge & Cox, 555 California Street 40th Floor San Francisco, CA 94104	65,273,649	(1)	7.00%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	57,509,967	(2)	6.13%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	56,082,625	(3)	6.00%
T. Rowe Price, 100 E. Pratt Street Baltimore, MD 21202	55,413,241	(4)	5.94%
Capital Group Companies, 333 South Hope Street Los Angeles, CA 90071	47,105,396	(5)	5.05%

(1)        Based solely on the information reported by Dodge & Cox in a Notification of Holdings under Irish law provided to the Company on October 16, 2017 and reporting ownership as of October 10, 2017, Dodge & Cox, together with its affiliates, held an interest in 65,273,649 ordinary shares.

(2)        The amount shown for the number of ordinary shares over which The Vanguard Group exercised investment discretion was provided pursuant to the Schedule 13G/A filed February 24, 2017 with the SEC, indicating beneficial ownership as of December 31, 2016.

(3)        The amount shown for the number of ordinary shares over which BlackRock, Inc. exercised investment discretion was provided pursuant to the Schedule 13G/A filed January 25, 2017 with the SEC, indicating beneficial ownership as of December 31, 2016.

(4)        Based solely on the information reported by T. Rowe Price in a Notification of Holdings under Irish law provided to the Company on November 10, 2017 and reporting ownership as of November 6, 2017. On such date, T. Rowe Price, together with its affiliates, held an interest in 55,413,241 ordinary shares.

(5)        Based solely on the information reported by Capital Group Companies in a Notification of Holdings under Irish law provided to the Company on September 19, 2017 and reporting ownership as of September 18, 2017. On such date, Capital Group Companies, together with its affiliates, held an interest in 47,105,396 ordinary shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors and persons who beneficially own more than 10% of Johnson Controls’ ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. As a matter of practice, the Company’s administrative staff assists officers and Directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on the Company’s review of the copies of such forms it has received, as well as information provided and representations made by the reporting persons, other than the exception noted below, Johnson Controls believes that all of its officers, Directors and beneficial owners of more than 10% of its ordinary shares complied with Section 16(a) during the Company’s fiscal year ended September 30, 2017.

94	2018 Proxy Statement

ANNEX I

NON-GAAP RECONCILIATIONS

Financial Summary

In the first quarter of fiscal 2017, the Company began evaluating the performance of its business units primarily on segment earnings before interest, taxes and amortization (EBITA), which represents income from continuing operations before income taxes and noncontrolling interests, excluding general corporate expenses, intangible asset amortization, net financing charges, significant restructuring and impairment costs, and the net mark-to-market adjustments related to pension and postretirement plans. Historical information has been revised to present the comparable periods on a consistent basis. Also in the first quarter of fiscal 2017, the Company began reporting the Automotive Experience business as a discontinued operation, which required retrospective application to previously reported financial information. As a result, the segment EBITA amounts shown below are for continuing operations and exclude the Automotive Experience business. In addition, the financial results for the twelve months ended September 30, 2016 include only the September results for the Tyco business as the merger closed September 2, 2016.

(in millions; unaudited)	Twelve Months Ended September 30,
	2017		2016
	Actual	Adjusted Non-GAAP	Actual	Adjusted Non-GAAP
Net sales(1)
Building Technologies & Solutions	$22,835	$22,801	$14,184	$14,204
Power Solutions	7,337	7,337	6,653	6,653

Net sales	$30,172	$30,138	$20,837	$20,857

Segment EBITA(1)
Building Technologies & Solutions	$2,831	$3,018	$1,427	$1,537
Power Solutions	1,427	1,428	1,327	1,336

Segment EBITA	4,258	4,446	2,754	2,873
Corporate expenses(2)	(768)	(465)	(607)	(367)
Amortization of intangible assets(3)	(489)	(382)	(116)	(111)
Mark-to-market gain (loss) for pension and postretirement plans(4)	420	-	(393)	-
Restructuring and impairment costs(5)	(367)	-	(288)	-

EBIT(6)	3,054	3,599	1,350	2,395
EBIT margin	10.1%	11.9%	6.5%	11.5%
Net financing charges(7)	(496)	(479)	(289)	(288)

Income from continuing operations before income taxes	2,558	3,120	1,061	2,107
Income tax provision(8)	(705)	(468)	(197)	(360)

Income from continuing operations	1,853	2,652	864	1,747
Income from continuing operations attributable to noncontrolling interests(9)	(199)	(193)	(132)	(169)

Net income from continuing operations attributable to JCI	$1,654	$2,459	$732	$1,578

(1)	This document contains financial information regarding adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margins, which are non-GAAP performance measures. The

2018 Proxy Statement	95

Company’s definition of adjusted segment EBITA excludes special items because these costs are not considered to be directly related to the underlying operating performance of its business units. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

The following is the twelve months ended September 30, 2017 and 2016 reconciliation of net sales, segment EBITA and segment EBITA margin as reported to adjusted net sales, adjusted segment EBITA and adjusted segment EBITA margin (unaudited):

(in millions)	Building Technologies & Solutions		Power Solutions		Consolidated JCI plc
	2017	2016	2017	2016	2017	2016
Net sales as reported	$22,835	$14,184	$7,337	$6,653	$30,172	$20,837
Adjusting items:
Nonrecurring purchase accounting impacts	(34)	20	-	-	(34)	20

Adjusted net sales	$22,801	$14,204	$7,337	$6,653	$30,138	$20,857

Segment EBITA as reported	$2,831	$1,427	$1,427	$1,327	$4,258	$2,754
Segment EBITA margin as reported	12.4%	10.1%	19.4%	19.9%	14.1%	13.2%

Adjusting items:
Transaction costs	33	16	1	1	34	17
Integration costs	78	20	-	-	78	20
Nonrecurring purchase accounting impacts	26	69	-	-	26	69
Unfavorable arbitration award	50	-	-	-	50	-
Other	-	5	-	8	-	13

Adjusted segment EBITA	$3,018	$1,537	$1,428	$1,336	$4,446	$2,873

Adjusted segment EBITA margin	13.2%	10.8%	19.5%	20.1%	14.8%	13.8%

(2)	Adjusted Corporate expenses for the twelve months ended September 30, 2017 exclude $241 million of integration costs, $58 million of transaction costs and $4 million of separation costs. Adjusted Corporate expenses for the twelve months ended September 30, 2016 exclude $184 million of transaction costs, $51 million of separation costs and $5 million of other costs.

(3)	Adjusted amortization of intangible assets for the twelve months ended September 30, 2017 excludes $107 million of nonrecurring asset amortization related to Tyco purchase accounting. Adjusted amortization of intangible assets for the twelve months ended September 30, 2016 excludes $5 million of nonrecurring asset amortization related to Tyco purchase accounting.

(4)	The twelve months ended September 30, 2017 pension and postretirement mark-to-market gain of $420 million is excluded from the adjusted non-GAAP results. The twelve months ended September 30, 2016 pension and postretirement mark-to-market loss of $393 million is excluded from the adjusted non-GAAP results.

(5)	The twelve months ended September 30, 2017 restructuring and impairment costs of $367 million are excluded from the adjusted non-GAAP results. The twelve months ended September 30, 2016 restructuring and impairment costs of $288 million are excluded from the adjusted non-GAAP results.

96	2018 Proxy Statement

(6)	Management defines earnings before interest and taxes (EBIT) as income from continuing operations before net financing charges, income taxes and noncontrolling interests.

(7)	Adjusted net financing charges for the twelve months ended September 30, 2017 exclude $17 million of transaction costs related to the debt exchange offers. Adjusted net financing charges for the twelve months ended September 30, 2016 exclude $1 million of integration costs.

(8)	Adjusted income tax provision for the twelve months ended September 30, 2017 excludes the non-cash tax charge of $457 million related to establishment of a deferred tax liability on the outside basis difference of the Company’s investment in certain subsidiaries of the Scott Safety business, pension and postretirement mark-to-market gain of $126 million, change in the deferred tax liability related to the outside basis of certain nonconsolidated subsidiaries of $53 million, change in assertion over permanently reinvested earnings of $33 million and net valuation allowance adjustments in various legal entities of $27 million, partially offset by the tax benefits of tax audit settlements of $191 million, changes in entity tax status of $101 million, restructuring and impairment costs of $63 million, integration costs of $57 million, Tyco nonrecurring purchase accounting impacts of $35 million and transaction costs of $12 million. Adjusted income tax provision for the twelve months ended September 30, 2016 excludes the tax benefits of loss on mark-to-market pension and postretirement of $119 million, restructuring and impairment costs of $76 million, Tyco nonrecurring purchase accounting impacts of $20 million, transaction costs of $18 million, other costs of $4 million, integration costs of $2 million and separation costs of $1 million, partially offset by the tax provision of $77 million due to the merger with Tyco.

(9)	Adjusted income from continuing operations attributable to noncontrolling interests for twelve months ended September 30, 2017 excludes the noncontrolling interest impact of $4 million for mark-to-market pension gain and $2 million for valuation allowance adjustments. Adjusted income from continuing operations attributable to noncontrolling interests for the twelve months ended September 30, 2016 excludes the noncontrolling interest impact of $16 million for restructuring and impairment costs, $11 million for mark-to-market pension loss and $10 million for transaction/integration costs.

2016 Supplemental Combined Information

As a result of the reverse merger between JCI and Tyco, which closed on September 2, 2016, the Company is providing supplemental combined financial information. As supplemental information that management believes will be useful to investors, the Company has provided unaudited selected historical information which combines JCI’s historical Building Efficiency business with historical Tyco results of operations as if these businesses had been operated together during the periods presented.

The merger is accounted for as a reverse acquisition with JCI considered to be acquiring Tyco for accounting purposes. As a result, the amounts reflected in Column A in the below table present the historical results of JCI, revised for the reporting changes described within footnote 1 above. The amounts in Column B reflect the impact of the special items, as set forth in the notes to the table and within footnote 1 above. The amounts in Column C reflect the inclusion of Tyco’s historical results for the period prior to the merger on an adjusted basis.

For the avoidance of doubt, this supplemental combined information is not intended to be, and was not, prepared on a basis consistent with the unaudited pro forma condensed combined financial information in Exhibit 99.3 to the Company’s Current Report on Form 8-K/A filed October 3, 2016 with the U.S. Securities and Exchange Commission (the “Pro Forma 8-K/A Filing”), which provides the pro forma financial information required by Item 9.01(b) of Form 8-K. The supplemental combined information is intentionally different from, but does not supersede, the pro forma financial information in the Pro Forma 8-K/A Filing.

2018 Proxy Statement	97

In addition, the supplemental combined information does not purport to indicate the results that actually would have been obtained had the JCI and Tyco businesses been operated together on the basis of the new segment structure during the periods presented, or which may be realized in the future.

Amounts Adjusted for Certain Special Items

The supplemental combined information includes line items, such as net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS, that have been adjusted for the special items set forth in the notes to the table. Such amounts should be viewed in addition to, and not in lieu of, net sales, income from continuing operations before income taxes, income tax provision, noncontrolling interest, net income and diluted EPS and other financial measures on an unadjusted basis. In addition, per share amounts presented in the tables take into account the effects of (i) the issuance of ordinary shares to JCI shareholders in connection with the merger, and (ii) the consolidation of Tyco ordinary shares immediately prior to the merger. As a result, share counts reflect shares outstanding as of September 2, 2016 immediately following the consummation of the merger transaction.

The Company’s management believes that these adjusted amounts, when considered together with the unadjusted amounts, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. The Company’s management also believes that these adjusted amounts enhance the ability of investors to analyze trends in the Company’s underlying business and to better understand the Company’s performance. In addition, the Company may utilize adjusted amounts as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for compensation purposes. Adjusted amounts should be considered in addition to, and not as a substitute for, or superior to, unadjusted amounts.

(in millions, except per share data; unaudited)	Twelve Months Ended September 30, 2016
	A	B	C	D
Net sales
Building Technologies & Solutions	$14,184	$20	$8,712	$22,916
Power Solutions	6,653	-	-	6,653

Net sales	$20,837	$20	$8,712	$29,569

Income from continuing operations
Building Technologies & Solutions	$1,427	$110	$1,365	$2,902
Power Solutions	1,327	9	-	1,336

Segment EBITA	2,754	119	1,365	4,238
Corporate expenses	(607)	240	(174)	(541)
Amortization of intangible assets	(116)	5	(319)	(430)
Mark-to-market loss for pension and postretirement plans	(393)	393	-	-
Restructuring and impairment costs	(288)	288	-	-

EBIT	1,350	1,045	872	3,267
EBIT margin	6.5%			11.0%
Net financing charges	(289)	1	(161)	(449)

Income from continuing operations before income taxes	1,061	1,046	711	2,818
Income tax provision	(197)	(163)	(119)	(479)
Noncontrolling interest	(132)	(37)	3	(166)

Net income	$732	$846	$595	$2,173

Diluted weighted average shares	672.6			940

Diluted earnings per share	$1.09			$2.31

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A—Johnson Controls, as reported.

B—Adjusted to exclude special items because these costs are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in better understanding the ongoing operations and business trends of the Company. The special items are described by line item in footnote 1 above. The income tax provision and noncontrolling interest adjustments are a result of the special items discussed in footnote 1.

C—Includes Tyco adjusted non-GAAP results for the eleven months ended September 2, 2016, as if the merger occurred October 1, 2015. Tyco’s first three fiscal quarters of 2016 ended on the last Friday of December, March and June, while JCI’s fiscal quarters ended on the last day of each such month. Because the historical statements of income of each company represent full and equivalent quarterly periods, no adjustments were made to align the fiscal quarters. The income tax provision also includes an adjustment to arrive at an annualized 17% tax rate for fiscal 2016 as a combined company.

D—Combined financial information as if the merger with Tyco was completed on October 1, 2015. Reflects annual 17% tax rate and 940 million share count.

Diluted Earnings Per Share Reconciliation

This document contains financial information regarding adjusted earnings per share, which is a non-GAAP performance measure. The adjusting items include transaction/integration/separation costs, nonrecurring purchase accounting impacts related to the Tyco merger, mark-to-market gain or loss for pension and postretirement plans, restructuring and impairment costs, an unfavorable arbitration award and discrete tax items. The Company excludes these items because they are not considered to be directly related to the underlying operating performance of the Company. Management believes these non-GAAP measures are useful to investors in understanding the ongoing operations and business trends of the Company.

2018 Proxy Statement	99

A reconciliation of diluted earnings per share as reported to diluted adjusted earnings per share for the respective periods is shown below (unaudited):

	Net Income Attributable to JCI plc		Net Income Attributable to JCI plc from Continuing Operations
	Twelve Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Earnings (loss) per share as reported for JCI plc	$1.71	$(1.29)	$1.75	$1.09

Adjusting items:
Transaction costs	0.12	0.29	0.12	0.29
Related tax impact	(0.01)	(0.03)	(0.01)	(0.03)
Integration costs	0.34	0.03	0.34	0.03
Related tax impact	(0.06)	-	(0.06)	-
Separation costs	0.09	0.70	-	0.08
Related tax impact	-	(0.06)	-	-
Nonrecurring purchase accounting impacts	0.14	0.11	0.14	0.11
Related tax impact	(0.04)	(0.03)	(0.04)	(0.03)
Mark-to-market loss (gain) for pension and postretirement plans/settlement losses	(0.44)	0.75	(0.44)	0.58
Related tax impact	0.13	(0.22)	0.13	(0.18)
Restructuring and impairment costs	0.39	0.91	0.39	0.41
Related tax impact	(0.07)	(0.14)	(0.07)	(0.11)
Unfavorable arbitration award	0.05	-	0.05	-
Discrete tax items	0.32	2.93	0.30	0.11

Adjusted earnings per share for JCI plc*	$2.67	$3.94	$2.60	$2.35

*	May not sum due to rounding.

The following table reconciles the denominators used to calculate basic and diluted earnings per share for JCI plc (in millions; unaudited):

	Twelve Months Ended September 30,
	2017	2016
Weighted Average Shares Outstanding for JCI plc
Basic weighted average shares outstanding	935.3	667.4
Effect of dilutive securities:
Stock options, unvested restricted stock and unvested performance share awards	9.3	5.2

Diluted weighted average shares outstanding	944.6	672.6

100	2018 Proxy Statement

JOHNSON CONTROLS INTERNATIONAL PLC ONE ALBERT QUAY CORK, IRELAND

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E35101-P00230-Z71489	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JOHNSON CONTROLS INTERNATIONAL PLC Ordinary Business
The Board of Directors recommends you vote FOR proposals one through eight:
1.	By separate resolutions, to elect the following individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2019:
	Nominees:		For	Against	Abstain
	1a. Natalie A. Black		☐	☐	☐		Special Business	For	Against	Abstain
	1b. Michael E. Daniels		☐	☐	☐		3. To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.	☐	☐	☐

	1c. W. Roy Dunbar		☐	☐	☐		4. To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).	☐	☐	☐
	1d. Brian Duperreault		☐	☐	☐		5. To approve, in a non-binding advisory vote, the compensation of the named executive officers.	☐	☐	☐

	1e. Simone Menne		☐	☐	☐		6. To approve the Directors' authority to allot shares up to approximately 33% of issued share capital.	☐	☐	☐
	1f. George R. Oliver		☐	☐	☐		7. To approve the waiver of statutory pre-emption rights with respect to up to 5% of issued share capital (Special Resolution).	☐	☐	☐
	1g. Juan Pablo del Valle Perochena		☐	☐	☐		8.a To approve the reduction of Company capital (Special Resolution).	☐	☐	☐
	1h. Jürgen Tinggren		☐	☐	☐		8.b To approve a clarifying amendment to the Company's Articles of Association to facilitate the capital reduction (Special Resolution).	☐	☐	☐
	1i. Mark Vergnano		☐	☐	☐
	1j. R. David Yost		☐	☐	☐

	1k. John D. Young		☐	☐	☐
2.a	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.		☐	☐	☐
							Please indicate if you plan to attend this meeting.	Yes ☐	No ☐
2.b	To authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2018 Annual General Meeting

of

Shareholders

of

Johnson Controls International plc

March 7, 2018

3:00 PM, Local Time

The Merrion Hotel

24 Upper Merrion Street

Dublin 2, Ireland

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Combined Document is available at www.proxyvote.com.

E35102-P00230-Z71489

JOHNSON CONTROLS INTERNATIONAL PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) George R. Oliver and John Donofrio, or either of them, as proxies, each with full power of substitution, and hereby authorize(s) them to represent and to vote all of the Ordinary Shares of Johnson Controls International plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 3:00 p.m., local time on Wednesday, March 7, 2018 at The Merrion Hotel, 24 Upper Merrion Street, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

PLEASE MARK YOUR VOTES IN THE CORRESPONDING BOXES ON THE REVERSE SIDE

1.	By separate resolutions, to elect the individuals as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2019.
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.
3.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.
4.	To determine the price range at which the Company can re-allot shares that it holds as treasury shares (Special Resolution).
5.	To approve, in a non-binding advisory vote, the compensation of the named executive officers.
6.	To approve the Directors’ authority to allot shares.
7.	To approve the waiver of statutory pre-emption rights (Special Resolution).
8.	To approve the reduction of Company capital and a clarifying amendment to the Company’s Articles of Association to facilitate the capital reduction (Special Resolutions).